 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-264182
PROSPECTUS
1,000,000 Shares of Common Stock
This prospectus relates to the sale or other disposition by the selling stockholders identified herein of up to 1,000,000 shares of common stock, par value $0.0001 per share, of SmartKem, Inc. that were issued to the selling stockholders in a private placement that closed on January 27, 2022.
We will not receive any proceeds from the sale or other disposition of the shares of our common stock by the selling stockholders. The selling stockholders may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution”. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 71 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.
Our common stock is quoted on the OTC Market Group’s OTCQB® Market quotation system under the ticker symbol “SMTK.” On April 13, 2022, the average of the bid and ask prices of our common stock was $3.50 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company”.
Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 15, 2022

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ABOUT THIS PROSPECTUS
We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
For Non-U.S. investors
Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. All statements other than statements of historical fact contained in this prospectus are forward- looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:
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the implementation of our business model and strategic plans for our business, technologies and products;

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the rate and degree of market acceptance of any of our products or organic semiconductor technology in

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general, including changes due to the impact of (i) new semiconductor technologies, (ii) the performance of organic semiconductor technology, whether perceived or actual, relative to competing semiconductor materials, and (iii) the performance of our products, whether perceived or actual, compared to competing silicon-based and other products;

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the timing and success of our, and our customers’, product releases;

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our ability to develop new products and technologies;

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our estimates of our expenses, ongoing losses, future revenue and capital requirements, including our needs for additional financing;

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our ability to obtain additional funds for our operations and our intended use of any such funds;

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our ability to remain eligible for quotation on an over-the-counter quotation system;

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our receipt and timing of any royalties, milestone payments or payments for products, under any current or future collaboration, license or other agreements or arrangements;

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our ability to obtain and maintain intellectual property protection for our technologies and products and our ability to operate our business without infringing the intellectual property rights of others;

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the strength and marketability of our intellectual property portfolio;

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our dependence on current and future collaborators for developing, manufacturing or otherwise bringing our products to market;

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the ability of our third-party supply and manufacturing partners to meet our current and future business needs;

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our exposure to risks related to international operations;

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our dependence on third-party fabrication facilities;

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the impact of the COVID-19 pandemic and any future communicable disease outbreak on our business and operations;

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the impact of macroeconomic and geopolitical events such as the war in Ukraine on our business and operations;

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our relationships with our executive officers, directors and significant stockholders;

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our expectations regarding our classification as a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “emerging growth company” under the JOBS Act (as defined below) in future periods;

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our future financial performance;

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the competitive landscape of our industry;

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the impact of government regulation and developments relating to us, our competitors or our industry;

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other risks and uncertainties, including those listed under the caption “Risk Factors”.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.
Any forward-looking statement in this prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and target markets. We obtained the industry, market and similar data set forth in this prospectus from our own internal estimates and research and from industry research, publications, surveys and studies conducted by third parties. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not separately verified such data. Further, while we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates.
In some cases, we do not expressly refer to the sources from which data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
The sources of industry and market data contained in this prospectus are listed below:
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TrendForce: Micro& Mini LED Market Prospective Analysis (prepared for and paid for by SmartKem)

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Business Wire: Global Display Market 2019 – 2023. In depth analysis of growth drivers. Market trends and challenges

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www.marketresearchfuture.com: Sensor market — 4392

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PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.
All references to “SmartKem” refer to SmartKem Limited, a private company incorporated under the Laws of England and Wales and our direct, wholly-owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company,” “we,” “our,” “us” or similar terms refer to SmartKem, Inc. (formerly named Parasol Investments Corporation) together with its wholly-owned subsidiaries. SmartKem holds all material assets and conducts all business activities and operations of SmartKem, Inc.
Glossary of Terms and Abbreviations
The following is a glossary of technical terms used in this prospectus:
10^6 — 1,000,000 (the symbol before the number 6 indicates “raised to the power”)
AMOLED — Active Matrix OLED
a-Si — Amorphous silicon (TFT)
BKM — Best-Known Method
BL — Base Layer
°C — Degrees Celsius
CoA — Certificate of Analysis
COC — Cyclic Olefin Copolymer
CPI — Centre for Process Innovation
EDA — Electronic Design Automation
FET — Field-Effect Transistor
IC — Integrated Circuit
IV — Current-Voltage
LTPS — Low-Temperature Polysilicon TFT (Note: Low-Temperature is relative to silicon wafer processing temperatures >300°C, however not low temperature relative to the glass transition temperature of many plastics (<150°C)
OGI — Organic Gate Insulator
OLED — Organic Light Emitting Diode
OSC — Organic Semiconductor
OTFT — Organic Thin-Film Transistor
PDK — Process Design Kit
PEN — PolyEthylene Naphthalate
PET — PolyEthylene Terephthalate

PI — Polyimide
POR — Process of Record
PV — PassiVation layer
SAM — Self-Assembled Monolayer
SRL — Sputter Resistant Layer
TAC — Cellulose TriACetate
Tg — Glass transition temperature
TFT — Thin-Film Transistor
Vth — Threshold Voltage
Vto — Turn-on Voltage
Overview
We are a pioneer in the development of materials and processes used to make OTFTs for the manufacture of flexible electronics. Our TRUFLEX® semiconductor technology deposits organic ink on a substrate at a temperature as low as 80°C, enabling manufacturers to use a range of low-cost flexible plastic substrates using existing industry standard equipment and infrastructure. Our transistor stacks are flexible, bendable, wearable and lightweight and can be used in a number of different applications, including bendable smart-phone displays, curved automotive displays, e-paper displays, wearables, fingerprint sensors and printed biosensors.
Our Technology
The invention and development of FET devices has enabled the rapid expansion of electronics industry, particularly with the advent of the planar process essential for integrated circuitry. This is due to the ability to create compact circuits with an ever-increasing capability, lower cost per logic function, and a higher frequency of operation. Integrated circuits are present in almost all electronic devices today and there is a constant drive to embed smart features into a greater number of applications
TFTs are a type of FET that can be processed on large area flat surfaces to make display screen backplanes, digital/analog electronics and sensor arrays for a wide range of consumer and industrial applications. The manufacturing of silicon- based electronics either in wafer or thin-film form, such as a-Si on glass, requires a high temperature process (approximately 300°C). Because plastic materials melt at high temperature, TFTs are manufactured on special glass that can withstand such high temperatures and are used to produce mainly rigid products.
Our OTFT technology comprises predominantly organic materials (such as polymers and organic small molecules) and can be solution coated at low temperature (as low as 80°C) onto a wide range of low-cost plastic substrates. The similarity in stretchability and coefficient of thermal expansion between the substrate and our TRUFLEX® materials permits production of robust, bendable/flexible and lightweight devices. Our OTFT performance, as measured by charge mobility, exceeds a-Si performance by a factor of four, which we believe offers product designers a significant extension of capability, by enabling them to transform flat, bulky objects into lightweight, robust and flexible products that we expect will appeal to consumers.
Our OSC materials use a polycrystalline small molecule with high mobility, together with a low molecular weight semiconducting polymer, to control the morphology, phase segregation and uniformity of the semiconducting layer and a solvent to deliver inks that are used to make devices with mobilities in excess of 4 cm2/Vs. In addition, we have developed all the other layers that are necessary to form the complete transistor stack.
Plastic substrates, such as PET, PEN, TAC and COC have relatively low Tg in the range of 100°C to 200°C. Using these plastics at temperatures above this level causes significant distortion and, in some instances, may even result in melting or thermal breakdown of the polymer. Our OTFTs can be processed at temperatures as low as 80°C, enabling the use of polymer substrates that are optically clear and low-cost. In addition, short duration processing at low temperature results in significant energy savings. Also, plastics do not have the same risk of shattering as glass and therefore less strengthening around the edge of large area plastic-bases devices is necessary, such as the use of aluminum frames to support torsional rigidity. Plastics can also be processed in very thin sheets (tens of microns) which saves space that can be used for increased battery capacity. Thin plastic substrates also enable the device to conform very easily to non-planar surfaces such as the human body which makes them well suited for wearable sensor and display devices. Thin plastic sheets are also conformable, allowing electronics to be curved around irregular surfaces.
Our BL, SAM, OSC, OGI, SRL and PV inks can be deposited using standard coating techniques such as spin-coating or slot-die coating which are widely used for the lithography processes used in TFT manufacturing. As a result, our OTFT process can be integrated into existing manufacturing lines using standard industrial techniques without the need for large capital investment. Furthermore, the solubility of our inks would permit customers to digitally print the features of the OTFT device, which we believe may be attractive to potential customers seeking to lower manufacturing costs.
Products and Services
We have internally developed all the materials necessary to fabricate high-performance OTFT devices except for the contact metals and substrates on which those materials are deposited. We supply our products as a set of stable liquid inks, with each ink forming a separate layer of the device. Each of the inks forming these layers has been carefully designed to result in the device performance and electrical stability required by the customer. We supply the ink set with a detailed POR for making the desired device.
Products have been scaled up for formulated ink supply to customers in packages sizes ranging from 100mL to several liters. These are supplied with CoA and POR alongside device and design consultancy to ensure successful technology transfer.
We intend to offer foundry services to customers who wish to have electronic circuits manufactured for them. Through arrangements with the United Kingdom’s CPI, we have access to a 2.5 generation (370mm x 470mm) foundry that we use for creating prototypes for evaluation by potential customers. In 2022, we intend to introduce an option to have devices produced using digital lithography (maskless photolithography), which will reduce the time from CAD layout to prototype for new designs. We do not have the ability to produce our flexible transistors at commercial scale and intend to seek relationships with existing foundries that are capable of producing our products at commercial scale to provide us with the ability to meet full production orders for customers that do not have their own facilities. We use product prototyping services to demonstrate applications enabled by OTFT to prospective customers. This allows potential customers seeking to evaluate physical samples of our materials prior to committing to purchase.
Advantages of Our TRUFLEX® Technology
The most widespread technology is a-Si which is principally used in the manufacture of backplanes for LCDs. More recent developments in inorganic semiconductors include use of the metal oxide IGZO for backplanes for large area OLED TVs and LTPS for high resolution cell phones. All these inorganic processes are operated at high temperatures and therefore require high-cost substrates, especially if they are to be processed on plastic. All are subject to failure on bending, have limited flexibility, and require additional product engineering for protection during bending to prevent failure of the display. This adds to the overall cost of production of a bendable or foldable device.
Our ability to employ TRUFLEX® materials at temperatures as low as 80°C enables manufacturers to use low-cost plastic substrates and the organic nature of our materials allows the transistors to be truly flexible. We believe that robust and lightweight display screens which are capable of being bent or folded would enable manufacturers of mobile devices to create products more tailored to customer demand and that our TRUFLEX® OFTFs are uniquely suited for this application. Our materials are organic and hence can withstand the strains experienced in severe bending such as a fold of a display. In addition, the substrate does not require the degree of protection from the edges as glass displays do which can eliminate the weight and cost associated with aluminum frames. Low temperature processing enables a wider range of plastic substrates to be used, allowing properties such as optical clarity to be optimized. There are also opportunities to process the OTFT on top of other display elements, such as a micro-LED array since the low process temperature would not damage the emissive components. We believe this ability to pattern the backplane on top of other components could lead to alternative display or sensor design configurations with advantages such as higher aperture ratio.
Market Opportunity
According to Markets and Markets, the global display market size was valued at $148.4 billion in 2021 and is projected to reach $177.1 billion by 2026, a CAGR of 3.6% during the forecast period. Growth in the display market is driven primarily by increasing demand for consumer electronics, including smart phones, automotive products, e-readers and flat panel displays. We believe that display manufacturers continue to seek product differentiation as a part of their marketing strategies.
Our TRUFLEX® materials enable customers to make backlight units that are both flexible and can drive high currents stably. Over the last two years several manufacturers have launched TVs with mini-LED backlight units and a number of companies are developing a new generation of direct emission micro-LED displays, flexible OLED displays, and transparent OLED displays. These new formats are supported by a variety of different backplanes using tiled versions of existing technologies or PCB backplanes. We believe that TRUFLEX® materials can be used to provide active-matrix transistor arrays that can address all of these new product categories using low-cost, flexible substrates. As products become more sophisticated and smart technology is implemented in wider use cases, we expect that manufacturers will seek technology solutions, such as our TRUFLEX® technology that enable them to implement the product designs that consumers will demand.
In addition, we believe that our OTFTs are suitable for applications where a relatively low number of transistors are required over a wide area such as sensors or distributed logic circuits.
Intellectual Property
Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our active organic semiconductors, formulated OSC and passive interlayer inks, processes and know-how that collectively comprise our TRUFLEX® technology, to operate without infringing the proprietary rights of third parties, and to prevent others from infringing our proprietary rights. Over the past 10 years, we have been building and are continuing to build the intellectual property portfolio relating to our TRUFLEX® technology. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, and technological innovation to develop and maintain our proprietary position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.
Risks Related to Our Business and Industry
Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors”. These risks include, among others, the following:
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We have a history of losses, anticipate increasing our operating expenses in the future, and may not be able to achieve or maintain profitability. If we cannot achieve or maintain profitability, stockholders could lose all or part of their investment.

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Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

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Our quarterly results of operations are likely to vary from period to period, which could cause the market price of our common stock to fluctuate or decline.

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We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.

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We compete in highly competitive markets characterized by rapid technological changes, and existing and new companies may introduce products that compete with ours, which may adversely our business and operating results.

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If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our existing or future product candidates, if approved, or generate product revenue.

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We rely on the CPI for access to fabrication and expect to enter into arrangements with third-party fabricators to produce our products at commercial scale. The loss of access to the CPI facility, or our inability to enter into agreements with third-party fabricators could have a material adverse effect on our business development.

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Because we will depend on third-party fabricators to manufacture products for us, we will be susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, if at all, or on a cost-effective basis, which may result in the loss of sales, income and customers.

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We rely on our management team and other key employees and will need additional personnel to grow our business. The loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

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Any failure by us to protect our proprietary technologies or maintain the right to use certain technologies may negatively affect our ability to compete.

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We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

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If we fail to maintain effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business or share price.

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The COVID-19 global pandemic and resulting adverse economic conditions have already adversely impacted our business and could have a more material adverse impact on our business, financial condition and results of operations.

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Geopolitical risks associated with Russia’s recent invasion of Ukraine could result in increased market volatility and uncertainty, which could negatively impact our business, financial condition, and results of operations.

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An active trading market for our common stock may not develop or be sustained which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

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We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Recent Developments
Exchange
On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by our predecessor, Parasol Investments Corporation (“Parasol”) for an aggregate purchase price of $1.40, were exchanged for shares of our common stock and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.

On February 23, 2021, our board of directors and all of our pre-Exchange stockholders approved an amended and restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on February 23, 2021 and through which we changed our name to “SmartKem, Inc.” On February 23, 2021, our board of directors and all of our pre-Exchange stockholders also adopted restated bylaws.
At the closing of the Exchange (the “Closing”), each SmartKem ordinary share issued and outstanding immediately prior to the Closing (other than the Deferred Shares) was exchanged for 0.0111907 of a share of common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of our common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910 SmartKem ordinary shares (the “SmartKem EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange. Immediately prior to the Closing, an aggregate of 2,500,000 shares of our common stock owned by the stockholders of Parasol prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).
In addition, pursuant to the Exchange Agreement and upon Closing, the unexercised non tax- advantaged options (the “SmartKem Unapproved Options”) to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Equity Incentive Plan (the “2021 Plan”). The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share.
Following the Closing, Parasol Investments Corporation changed its name to SmartKem, Inc. See “Description of Capital Stock” below for more information.
The Exchange Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. As a condition to the Exchange, we entered into an indemnity agreement with our former officers and directors (the “Pre-Exchange Indemnity Agreement”), pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Exchange and certain related transactions.
The Exchange was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. SmartKem is considered the acquirer for accounting purposes, and our historical financial statements before the Exchange have been replaced with the historical financial statements of SmartKem before the Exchange in filings with the SEC. The Exchange is intended to be treated as either (i) a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) taken together with the Offering, a single integrated transaction governed by Section 351 of the Code.
The issuance of securities pursuant to the Exchange was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration provided by (i) Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC, and (ii) Rule 903 of Regulation S promulgated by the SEC. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer.

The Offering
Following the Closing, on February 23, 2021, we sold 10,162,000 shares of our common stock and pre- funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre- funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share. The private placement offering is referred to herein as the “Offering.”
The aggregate gross proceeds from the Offering were $24.6 million (before deducting placement agent fees and expenses of the Offering, which are estimated at $3.8 million).
The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC. The securities sold in the Offering were sold to “accredited investors,” as defined in Regulation D, and was conducted on a commercially reasonable “best efforts” basis.
In connection with the Offering, we entered into an agreement with Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), our largest shareholder (the “Octopus Letter Agreement”), pursuant to which the Octopus Investors agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the Offering subject to the satisfaction of certain U.K related tax requirements (the “Octopus Share Purchase”). On January 27, 2022, we effected the Octopus Share Purchase and sold an aggregate of 1,000,000 shares of our common stock at a purchase price of $2.00 per share to the Octopus Investors in accordance with the Octopus Letter Agreement. In connection with the Octopus Share Purchase, we entered into a registration rights agreement (the “Octopus Registration Rights Agreement”), pursuant to which we agreed to file, no later than fifteen (15) calendar days after we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, a registration statement with the SEC covering the resale of the shares issued in the Octopus Share Purchase. Pursuant to the Octopus Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part. We must use our commercially reasonable efforts to cause the registration statement to be declared effective within 150 calendar days after the closing of the Octopus Share Purchase. If certain registration-related events occur, we will be required to pay liquidated damages to the Octopus Investors in an amount equal to 12% of the amount invested for each 30-day period such event occurs and is continuing. The Octopus Share Purchase was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus; reduced disclosure about our executive compensation arrangements;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

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reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to our initial registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Corporate Information
We were incorporated as Parasol Investments Corporation in the State of Delaware on May 13, 2020. SmartKem was incorporated under the laws of England and Wales on July 21, 2008. Immediately following the Exchange, the business of SmartKem became our business and we changed our name to “SmartKem, Inc.”
Prior to the Exchange, Parasol Investments Corporation was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of SmartKem following the closing of the Exchange.
Our principal executive offices are located at Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley Manchester, M9 8GQ U.K. Our telephone number is 011-44-161-721-1514. Our website address is www.smartkem.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.
All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING
Common stock offered by the selling stockholders
1,000,000 shares
Common stock outstanding
26,566,809 shares
Use of proceeds
We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered hereby by the selling stockholders.
Offering price
The selling stockholders may sell or otherwise dispose of all or a portion of the shares of our common stock covered hereby through public or private transactions at prevailing market prices or at privately negotiated prices.
Risk factors
You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Market for our shares
Our common stock is quoted on the OTC Market Group’s OTCQB® Market quotation system under the ticker symbol “SMTK.” On April 13, 2022, the average of the bid and ask prices of our common stock was $3.50 per share.
The number of shares of our common stock outstanding is based on 26,566,809 shares of our common stock outstanding as of April 7, 2022, and excludes as of that date the following:
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2,168,000 shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering with an exercise price of $0.01 per share;

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1,953,882 shares of our common stock issuable upon the exercise of options issued pursuant to the 2021 Plan;

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985,533 shares of our common stock issuable upon the exercise of the Placement Agent Warrants, with an exercise price of $2.00 per share; and

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1,323,481 shares of our common stock available for future issuance under the 2021 Plan.

RISK FACTORS
An investment in our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the risks described below occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock would likely decline and investors could lose all or a part of their investment. Only those investors who can bear the risk of loss of their entire investment should consider an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.
Risks Related to our Business and the Industry in Which We Operate
We have a history of losses, anticipate increasing our operating expenses in the future, and may not be able to achieve or maintain profitability. If we cannot achieve or maintain profitability, stockholders could lose all or part of their investment.
Since our inception, we have generated substantial net losses as we have devoted our resources to the development of our technology, and our business model has not been proven. As of December 31, 2021, we had an accumulated deficit of $75.1 million. For the years ended December 31, 2021 and December 31, 2020 our total comprehensive loss was $17.0 million and $23.4 million, respectively. We expect our operating expenses to increase in the future as we expand our sales and marketing efforts and continue to invest in our infrastructure and research and development of our technologies. These efforts may be more costly than we expect, and we may not be able to generate revenue to offset our increased operating expenses. If we are unable to generate revenue, we may never become profitable or be able to maintain any future profitability. If this were to occur, our stockholders could lose all or part of their investment.
Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.
We have incurred recurring losses since inception and, as of December 31, 2021, had an accumulated deficit of $75.1 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products, and it is possible we will never achieve profitability. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2021. Future reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.
We expect that our cash and cash equivalents will be sufficient to support our operations through the first quarter of 2023. We will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. It is possible this period could be shortened if there are any significant increases in planned spending or development programs or more rapid progress of development programs than anticipated. Our future capital requirements will depend on many factors including our ability to generate revenue from product sales, the timing and extent of spending to support our sales and marketing, product development and research and development efforts and our needs for working capital to support our business operations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves, it may also impact our ability to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.
Our quarterly results of operations are likely to vary from period to period, which could cause the market price of our common stock to fluctuate or decline.
Our results of operations have varied from period to period, and we expect that our quarterly results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:
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our ability to attract existing customers, including due to our perceived or actual financial condition;

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the budgeting cycles and purchasing practices of customers;

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the timing and length of our sales cycles, including the ability of our customers to design-in successfully with our technology;

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changes in customer requirements or market needs, including market acceptance of our technology;

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the timing and impact of new product introductions by us or our competitors or any other change in the competitive landscape of the semiconductor industry, including consolidation among our customers or competitors;

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deferral of orders from customers in anticipation of new products or product enhancements announced by us or our competitors;

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our ability to execute our growth strategy and operating plans;

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our ability to successfully expand our business domestically and internationally;

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our ability to successfully compete with other companies in our market;

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changes in our pricing policies or those of our competitors;

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any disruption in, or termination of, our relationship with channel partners;

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insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products, or confronting our key suppliers, which could disrupt our supply chain;

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the cost and potential outcomes of potential future litigation;

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general economic conditions, both domestic (including the impact of “Brexit” on the U.K. economy) and in our foreign markets; and

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the amount and timing of operating costs and capital expenditures related to the expansion of our business.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our quarterly operating results. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to follow through on our operating plans or meet the expectations of investors for any period. If we fail to follow through on our operating plans or meet such expectations for these or other reasons, the market price of our common stock could fall substantially.

We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.
Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries of many of our customers and potential customers. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis.
We have not commercialized any of our products. Our principal focus has been on research and development activities to improve our technology and make our product offerings more attractive to potential customers. These projects are subject to various risks and uncertainties we are not able to control, including changes in customer demand or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by us in the future to develop new technologies or timely react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of our market share to our competitors. In addition, products or technologies developed by others may render our products or technologies obsolete or non-competitive. Further, if our products are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect our financial condition, cash flows and results of operations.
We compete in highly competitive markets characterized by rapid technological changes, and existing and new companies may introduce products that compete with ours, which may adversely our business and operating results.
The markets in which we compete are highly competitive. We expect competition to intensify in the future as existing competitors and new market entrants introduce new products into our markets. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, and the loss of market share, any of which could seriously harm our business, financial condition and results of operations. Additionally, our competitors may develop technology that would make ours non-competitive or obsolete. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Many of our existing competitors, have, and some of our potential competitors could have, substantial competitive advantages such as:
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greater name recognition, longer operating histories and larger customer bases;

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larger sales and marketing budgets and resources;

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broader distribution and established relationships with channel partners and customers;

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broader and deeper product lines;

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greater customer support resources;

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greater resources to make acquisitions;

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lower labor and research and development costs;

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substantially greater financial and other resources; and

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larger scale manufacturing operations.

Some of our larger competitors have substantially broader product offerings and may be able to leverage their relationships with channel partners and customers based on other products to gain business in a manner that discourages users from purchasing our products, including by selling at zero or negative margins or product bundling. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our products are superior, customers may not purchase our products. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our products. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.
If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our existing or future product candidates, if approved, or generate product revenue.
We do not currently have a fully staffed sales organization. We intend to commercialize our products with a direct sales force. To achieve this, we will be required to build a direct sales organization. We also will have to build our marketing, sales, managerial and other non-technical capabilities or make arrangements with third parties for distribution and to perform certain of these other services, and we may not be successful in doing so. Building an internal sales organization is time consuming and expensive and will significantly increase our compensation expense. We may be unable to secure contracts with distributors on favorable terms or at all. We have no prior experience in the marketing, sale and distribution of our products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and motivate qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively oversee a geographically dispersed sales and marketing team. If we are unable to build an effective sales organization and/or if we are unable to secure relationships with third-party distributors, we will not be able to commercialize successfully our products, our future product revenue will suffer and we would incur significant additional losses.
We rely on CPI for access to fabrication and expect to enter into arrangements with third-party fabricators to produce our products at commercial scale. The loss of access to the CPI facility, or our inability to enter into agreements with third-party fabricators could have a material adverse effect on our business development.
We do not have our own fabrication facility and rely on CPI for access to its facility for fabrication of prototypes and demonstration products. If we lost access to CPI’s fabrication facility, it would materially and adversely affect our ability to manufacture prototypes and demonstration products for potential customers. The loss of access may also significantly impede our ability to engage in product development and process improvement activities. We expect to enter into arrangements with third-party fabricators to produce products for customers for demonstration products or for commercial product sale, other than for our formulated materials. The third-party fabricators are often located in Asia, but could also be in the United States. No assurance can be given that we will be able to negotiate agreements with third-party fabricators on terms that are acceptable to us. Third-party fabricators may not have the ability to provide us with access to adequate capacity for our needs and our customers’ needs. We will also have less control over delivery schedules and overall support compared to competitors who have commercial fabrication operations. If the fabricators we use are unable or unwilling to manufacture our products in our required volumes, or at specified times, we may have to identify and qualify acceptable additional or alternative fabricators. This qualification process could typically take three to six months and we may not find sufficient capacity in a timely manner or at an acceptable cost to satisfy our production requirements. Some companies that supply products to our customers are similarly dependent on a limited number of suppliers. These other companies’ products may represent important components of the displays into which our products are designed. If these companies are unable to produce the volumes demanded by our customers, our customers may be forced to slow down or halt production on the equipment for which our products are designed, which could materially impact our order levels and our results of operations.
Because we will depend on third-party fabricators to manufacture products for us, we will be susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, if at all, or on a cost-effective basis, which may result in the loss of sales, income and customers.
We expect to rely on third-party fabricators to manufacture products containing our proprietary inks for certain of our future customers. Our reliance on these third-party fabricators reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs, and product supply and timing. Any manufacturing disruption by these third-party fabricators could severely impair our ability to fulfill orders. Our reliance on third-party fabricators also creates the potential for infringement or misappropriation of our intellectual property. If we are unable to manage our relationships with third-party fabricators effectively, or if our third-party fabricators experience delays or disruptions for any reason, increased manufacturing lead-times, capacity constraints or quality control problems in their fabrication operations, or if they otherwise fail to meet our future requirements for timely delivery, our ability to ship products to our customers would be severely impaired, and our business and results of operations would be seriously harmed.
We expect that our sales cycles will be long and unpredictable, and our sales efforts will require considerable time and expense. As a result, our revenue is difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.
Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our expected sales cycle and the short-term difficulty in adjusting our operating expenses. We provide reference designs and prototypes intended to demonstrate our ability to satisfy customer requirements and we expect that we will be required to continue to do so before receiving sales orders, which will result in a relatively long sales cycle. Because we expect that the length of time required to close a sale will vary substantially from customer to customer and each customer has its own requirements, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer after significant work has been put in to create a model or prototype. As a result, we expect that individual sales will, in some cases, occur in quarters subsequent to or in advance of those we anticipated, or will not occur at all, which makes it difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below expectations in a particular quarter, which could cause the market price of our common stock to decline. Additionally, to the extent our competitors develop products that our prospective customers view as equivalent or superior to ours, the average duration of our sales cycles may increase, and our sales efforts may be less successful.
Our current operations are concentrated in one main location and in the event of an earthquake, terrorist attack or other disaster affecting this location or those of our major suppliers, our operations may be interrupted and our business may be harmed.
Our principal executive offices and primary operating facilities are situated in England and Asia, and most of our major suppliers, which are wafer foundries and assembly houses, are located in areas that have been subject to severe earthquakes and are susceptible to other disasters such as tropical storms, typhoons or tsunamis. In the event of a disaster, such as an earthquake and tsunami in Japan, we or one or more of our major suppliers may be temporarily unable to continue operations and may suffer significant property damage. Any interruption in our ability, or that of our major suppliers, to continue operations could delay the development and shipment of our products and have a substantial negative impact on our financial results. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts or coverage of insurance will be sufficient to satisfy any damages and losses.
We rely on our management team and other key employees and will need additional personnel to grow our business. The loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.
Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. The loss of one or more members of our management team or other key employees could materially impact our sales or our research and development programs and materially harm our business, financial condition, results of operations and prospects. We do not maintain key person life insurance policies on any of our management team members or key employees. Competition for highly skilled personnel is intense. We may not be successful in attracting or retaining qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all.
If we fail to effectively manage our growth, our business, financial condition and results of operations would be harmed.
We are a development stage company and are subject to the strains of ongoing development and growth, which has placed significant demands on our management and our operational and financial infrastructure. To manage any growth effectively, we must continue to improve our operational, financial and management systems and controls by, among other things:
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effectively attracting, training and integrating new employees, particularly members of our sales, applications and research and development teams;

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further improving our key business applications, processes and IT infrastructure to support our business needs;

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enhancing our information and communication systems to ensure that our employees and offices around the world are well coordinated and can effectively communicate with each other and our channel partners and customers; and

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appropriately documenting and testing our IT systems and business processes.

These and other improvements in our systems and controls will require significant capital expenditures and the allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage growth and ensure ongoing operation of key business systems would be impaired, and our business, financial condition and results of operations would be harmed.
The COVID-19 global pandemic and resulting adverse economic conditions have already adversely impacted our business and could have a more material adverse impact on our business, financial condition and results of operations.
The COVID-19 global pandemic has had and could continue to have an adverse impact on the business operations of our company and our employees, joint development partners, prospective customers, suppliers and the overall economy. Our business and operations have been disrupted and higher costs have been incurred as a result of, among other things, measures to address the health and safety of our employees, government work from home directives, quarantines, worker absenteeism as a result of illness, social distancing and travel restrictions that prevented face to face meetings with joint development partners, prospects and suppliers. We adopted remote working measures in an effort to mitigate the spread and impact of COVID 19.
The COVID-19 global pandemic also resulted in severe disruptions and volatility in the global economy and financial markets, which may result in an extended economic slowdown or a global recession that could adversely impact our business. At various times during the outbreak, the countries in which we operate and do business took dramatic action including, without limitation, ordering all nonessential workers to stay home, mandating the closure of schools and nonessential business premises and imposing isolation measures on large portions of the population. Additionally, a recurrence in volatility due to a resurgence in the COVID-19 global pandemic could impact our future access to capital and credit markets.
We are continuing to monitor the spread of COVID-19, including the emerging variants of the disease, and related risks, including risks related to efforts to mitigate the disease’s spread. The rapid development and fluidity of the situation, however, precludes any prediction as to its ultimate impact on us. The emergence of new variants of the coronavirus or of other illnesses may adversely impact our future operations, business development activities and our access to capital markets.
Any of the above factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially increase our costs, severely negatively impact business development and commercialization, net income, and other results of operations, and impact our liquidity position. The duration of any such impacts cannot be predicted, and such impacts may also have the effect of heightening many of the other material risks we face.
We are subject to a number of risks associated with international sales and operations.
We have small teams that are engaged in marketing, selling and supporting our products internationally. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing and retaining international employees, particularly managers and other members of our international sales team, we may experience difficulties in sales productivity in, or market penetration of, foreign markets. We also enter into strategic distributor and reseller relationships with companies in certain international markets where we do not have a local presence. If we are not able to maintain successful strategic distributor and reseller relationships with our international channel partners or recruit additional channel partners, our future success in these international markets could be limited.
We are subject to risks associated with international operations.
We have operations in the United Kingdom and Asia and expect that most of our sales revenue will result from sales to customers in Asia. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including:
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fluctuations in U.S. dollar/U.K. pound value arising from transactions denominated in foreign currencies and the translation of certain foreign currency subsidiaries balances;

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difficulties in staffing and managing multi-national operations;

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adverse changes in economic and political conditions resulting from armed conflict, social unrest and other circumstances impacting countries in which we or our customers operate;

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limitations on our ability to enforce legal rights and remedies;

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restrictions on the repatriation of funds;

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changes in trade policies, laws, regulations, political leadership and environment, and/or security risks;

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tariff regulations;

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difficulties in obtaining export and import licenses and compliance with export/import controls and regulations;

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the risk of government financed competition;

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compliance with a variety of international laws as well as U.K. regulations, rules and practices affecting the activities of companies abroad; and

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difficulties in managing and staffing international operations and the required infrastructure costs, including legal, tax, accounting, and information technology.

Geopolitical risks associated with Russia’s recent invasion of Ukraine could result in increased market volatility and uncertainty, which could negatively impact our business, financial condition, and results of operations.
The uncertain nature, scope, magnitude, and duration of hostilities stemming from Russia’s recent military invasion of Ukraine, including the potential effects of such hostilities as well as sanctions, embargoes, asset freezes, cyber-attacks and other actions taken in response to such hostilities on the world economy and markets, have disrupted global markets and contributed to increased market volatility and uncertainty, which could have an adverse impact on macroeconomic and other factors that affect our business and supply chain. There can be no certainty regarding the impacts stemming from the invasion, including the imposition of additional sanctions, embargoes, asset freezes or other economic or military measures resulting from the invasion. The impact of these developments, and additional events that may occur as a result, is currently unknown and could adversely affect our business, supply chain, suppliers and customers and potential customers. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, the availability and cost of materials, supplies, labor, currency exchange rates and financial markets, all of which could negatively impact our business, financial condition and results of operations.
Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations could subject us to penalties and other adverse consequences.
We are subject to anti-bribery, anti-corruption and anti-money laundering laws and regulations including the U.K. Bribery Act 2010 (“Bribery Act”), the U.S. Foreign Corrupt Practices Act (“FCPA”) and

other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business from time to time, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any improper advantage. The Bribery Act, FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives and agents from engaging in corruption and bribery. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions.
We are also subject to other laws and regulations governing international operations, including regulations administered by the governments of the U.K and the U.S., and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.
Any violation of the Bribery Act, FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws including Trade Control laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from government contracts, substantial diversion of management’s attention, drop in stock price or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.
The potential impact of “Brexit” could have a material adverse effect on our business.
The U.K.’s membership of the European Union ceased on January 1, 2021. There are significant uncertainties in relation to what the impact will be on the fiscal, monetary and regulatory landscape in the U.K., including among other things, the U.K.’s tax system, the conduct of cross-border business and export and import tariffs. There is also uncertainty in relation to how, when and to what extent these developments will impact on the economy in the U.K., the future growth of its various industries, on levels of investor activity and confidence, on market performance and on exchange rates.
While we did not experience any significant adverse impacts on our business in 2021, it is not possible to predict fully the future effects of the exit of the U.K. from the European Union. Any of these risks, taken singularly or in the aggregate could have an adverse effect on our business, financial condition and results of operations.
Our business may be affected by litigation and government investigations.
We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Security breaches, computer malware, computer hacking attacks and other security incidents could harm our business, reputation, brand and operating results.
Security incidents have become more prevalent across industries and may occur on our systems. Security incidents may be caused by, or result in but are not limited to, security breaches, computer malware or malicious software, computer hacking, unauthorized access to confidential information, denial of service attacks, security system control failures in our own systems or from vendors we use, email phishing, software vulnerabilities, social engineering, sabotage and drive-by downloads. Such security incidents, whether intentional or otherwise, may result from actions of hackers, criminals, nation states, vendors, employees or customers.
We rely on our internal technology systems for development, marketing, operational, support and sales activities. A disruption or failure of these systems or in those of our external service providers, in the event of a major storm, earthquake, fire, telecommunications failure, cyber-attack, terrorist attack or other catastrophic event could cause system interruptions, reputational harm, delays in our product development and loss of critical data and could materially and adversely affect our ability to operate our business.
We may experience disruptions, data loss, outages and other performance problems on our systems due to service attacks, unauthorized access or other security related incidents. Any security breach or loss of system control caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, modification or corruption of data, software, hardware or other computer equipment and the inadvertent transmission of computer malware could harm our business.
In addition, our software stores and transmits customers’ confidential business information in our facilities and on our equipment, networks, corporate systems and in the cloud. Security incidents could expose us to litigation, remediation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability. Our customer data and corporate systems and security measures may be compromised due to the actions of outside parties, employee error, malfeasance, capacity constraints, a combination of these or otherwise and, as a result, an unauthorized party may obtain access to our data or our customers’ data. Outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our customers’ data or our information. We must continuously examine and modify our security controls and business policies to address new threats, the use of new devices and technologies, and these efforts may be costly or distracting.
Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement sufficient control measures to defend against these techniques. Though it is difficult to determine what harm may directly result from any specific incident or breach, any failure to maintain confidentiality, availability, integrity, performance and reliability of our systems and infrastructure may harm our reputation and our ability to retain existing customers and attract new customers. If an actual or perceived security incident occurs, the market perception of the effectiveness of our security controls could be harmed, our brand and reputation could be damaged, we could lose customers, and we could suffer financial exposure due to such events or in connection with remediation efforts, investigation costs, regulatory fines and changed security control, system architecture and system protection measures.
Risks Related to our Intellectual Property
Any failure by us to protect our proprietary technologies or maintain the right to use certain technologies may negatively affect our ability to compete.
To compete effectively, we must protect our intellectual property. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We hold numerous patents and have a number of pending patent applications. However, our portfolio of patents evolves as new patents are issued and older patents expire and the expiration of patents could have a negative effect on our ability to prevent competitors from duplicating certain or all of our products.
We might not succeed in obtaining patents from any of our pending applications. Even if we are awarded patents, they may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.
There can be no assurance that an issued patent will remain valid and enforceable in a court of law through the entire patent term. Should the validity of a patent be challenged, the legal process associated with defending the patent can be costly and time consuming. Issued patents can be subject to oppositions, interferences and other third-party challenges that can result in the revocation of the patent or limit patent claims such that patent coverage lacks sufficient breadth to protect subject matter that is commercially relevant. Competitors may be able to circumvent our patents. In cases where market ramp of our products may encounter delays it is possible that some patents or licensed patents covering the product has expired or will be in force for only a short period of time following such market ramp. We cannot predict with any certainty if any third party patent rights, or other proprietary rights, will be deemed infringed by the use of our technology. Nor can we predict with certainty which, if any, of these rights will or may be asserted against us by third parties.
To protect our product technology, documentation and other proprietary information, we enter into confidentiality agreements with our employees, customers, consultants and strategic partners. We require our employees to acknowledge their obligation to maintain confidentiality with respect to our products. Despite these efforts, we cannot guarantee that these parties will maintain the confidentiality of our proprietary information in the course of future employment or working with other business partners. We develop, manufacture and sell our products in Asia and other countries that may not protect our intellectual property rights to the same extent as the laws of the U.K. and the U.S. This makes piracy of our technology and products more likely. Steps we take to protect our proprietary information may not be adequate to prevent theft of our technology. We may not be able to prevent our competitors from independently developing technologies and products that are similar to or better than ours.
Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, and our customers or suppliers, may be accused of infringing patents or other intellectual property rights owned by third parties in the future. An adverse result in any litigation against us or a customer or supplier could force us to pay substantial damages, stop manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology or find appropriate licenses on reasonable terms or at all.
Patent disputes in the semiconductor industry between industry participants are often settled through cross-licensing arrangements. Our portfolio of patents may not have the breadth to enable us to settle an alleged patent infringement claim through a cross-licensing arrangement, especially for patent disputes brought by non-practicing entities (patent holders who do not manufacture products but only seek to monetize patent rights) that cannot be settled through cross-licensing and cannot be avoided through cross-licensing with industry practitioners. We may therefore be more exposed to third-party claims than some of our larger competitors and customers.
Customers may make claims against us in connection with infringement claims made against them that are alleged to relate to our products or components included in our products, even where we obtain the components from a supplier. In such cases, we may incur monetary losses due to cost of defense, settlement or damage award and non-monetary losses as a result of diverting valuable internal resources to litigation support. To the extent that claims against us or our customers relate to third-party intellectual property integrated into our products, there is no assurance that we will be fully or even partially indemnified by our suppliers against any losses.
Furthermore, we may initiate claims or litigation against third parties for infringing our proprietary rights or to establish the validity of our proprietary rights. This could consume significant resources and divert the efforts of our technical and management personnel, regardless of the litigation’s outcome.
Risks Related to our Financial Control Environment
We incur significant costs as a result of operating as a public company.
We incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform

and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are required to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. Among other things, we are required to:
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maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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maintain policies relating to disclosure controls and procedures;

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prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

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institute a more comprehensive compliance function, including with respect to corporate governance; and

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involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.
If we fail to maintain effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business or share price.
Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent financial fraud. Pursuant to the Sarbanes-Oxley Act, we are required to periodically evaluate the effectiveness of the design and operation of our internal controls. Internal controls over financial reporting may not prevent or detect misstatements because of inherent limitations, including the possibility of human error or collusion, the circumvention or overriding of controls, or fraud. If we fail to maintain an effective system of internal controls, our business and operating results could be harmed, and we could fail to meet our reporting obligations, which could have a material adverse effect on our business and our share price.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting. This assessment must include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
During the year ended December 31, 2020 and for the interim reporting periods during the year ended December 31, 2021, our management and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) the fact that certain members of our finance team and personnel are able to operate across a number of different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place, or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit process.

Under the direction of the Audit Committee, management has developed a plan of remediation to the overall design and operation of our internal control environment, as well as to policies and procedures to improve the overall effectiveness of internal controls during the period ending December 31, 2021. We recruited additional finance personnel including those with expertise in generally accepted accounting principles and controls over financial reporting, implemented measures to restrict system access, designed and operated enhanced controls, and documented the policies and procedures covering our accounting and reporting functions. Additionally, we engaged external advisors to provide assistance with these efforts and with evaluation of the effectiveness of our internal controls over financial reporting. Management’s assessment is that the previously identified material weaknesses have been remediated for the year ended December 31, 2021. We cannot, however, provide assurance that we will not have other material weaknesses in the future. If we identify material weaknesses in our internal control over financial reporting in the future or if we are unable to successfully remediate the identified material weaknesses or are unable to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to sanctions or investigations by the SEC or other regulatory authorities, which could require additional financial accounting and operational resources.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of investors, resulting in a decline in the market price of our common stock.
The preparation of financial statements in conformity with accounting practices generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our financial statements. Significant assumptions and estimates used in preparing our financial statements include those related to assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of investors, resulting in a decline in the market price of our common stock.
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for companies such as ours, including policies governing revenue recognition, leases, research and development and related expenses, and accounting for stock-based compensation, are subject to review, interpretation and guidance from our auditors and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our historical financial statements, including those contained in this prospectus.
Risks Related to Our Common Stock
We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company until the fifth anniversary of the first sale of our common stock pursuant to a registration statement occurs, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of June 30 of any year or if we have total annual gross revenue of $1.07 billion or more during any fiscal year, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in nonconvertible debt during any three-year period, in which case we would no longer be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.
We are currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and we have a public float of less than $250 million and annual revenues of less than $100 million during our most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.
An active trading market for our common stock may not develop or be sustained which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.
Although our common stock is quoted on the OTCQB marketplace, trading in our common stock has been sporadic and an active market for our common stock has not yet developed. Because of the lack of an active trading market, shares of our common stock trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent and the trading price of our common stock may be extremely volatile. Investors may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell their shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. No assurance can be given that an active trading market for our common stock will develop or be sustained. The lack of an active market for our common stock may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which may cause the trading of our common stock to suffer, cause the trading market for our common stock to be less liquid and subject our common stock price to increased volatility.
We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.
The designation of our common stock as a “penny stock” would limit the liquidity of our common stock.
Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, “penny stock” is common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers and investors choose not to participate in penny stock transactions, which may result in further liquidity constraints and declines in the trading price of our common stock. Because of the penny stock rules, there may be less trading activity in penny stocks in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares of our common stock.
We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.
Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant. In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of our common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares of our common stock, nor can we assure that stockholders will not lose the entire amount of their investment.
FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.
The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.
Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.
A substantial portion of outstanding shares of our common stock has been registered for resale by the holders thereof. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate. Furthermore, we expect that selling stockholders holding shares that have been registered by us for resale will continue to offer such shares of our common stock for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from these sales may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. In addition, because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. We cannot assure you that brokerage firms will provide analyst coverage of our company in the future, or continue such coverage if started. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, which could harm our ability to raise additional funding in the future. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock, which will negatively impact the trading price of our common stock.
In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Our principal stockholders and management have substantial control over us and could delay or prevent a change in corporate control.
Our executive officers and directors, together with holders of 5% or more of our outstanding common stock and their respective affiliates, beneficially own 66.1% of our common stock. As a result, these stockholders, acting together have the ability to significantly impact the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to significantly impact the management and affairs of our company. The interests of these stockholders may not be the same as or may even conflict with your interests. The concentration of ownership might decrease the market price of our common stock by:
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delaying, deferring, or preventing a change in control of the company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock;

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impeding a merger, consolidation, takeover, or other business combination involving us; or

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discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

The significant concentration of stock ownership may also adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.
Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.
Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:
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establish a classified board of directors so that not all members of our board are elected at one time;

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provide that directors may only be removed “for cause”;

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authorize the issuance of “blank check” preferred stock that our board of directors could issue from time to time to increase the number of outstanding shares and discourage a takeover attempt;

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eliminate the ability of our stockholders to call special meetings of stockholders;

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prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders;

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provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

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require supermajority approvals to remove the protective provisions in our certificate of incorporation and bylaws listed above or to amend our bylaws.

Such provisions could impede any merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.
Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
Our amended and restated certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum:
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any derivative action or proceeding brought on our behalf;

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any action asserting a claim of breach of any fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to our company or our stockholders;

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any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Law (the “DGCL”), our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

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any action asserting a claim governed by the internal affairs doctrine;

the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
The exclusive forum provisions described above do not apply to claims arising under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.
We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.
Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock.

DESCRIPTION OF THE EXCHANGE, THE OFFERING AND RELATED TRANSACTIONS
Exchange Agreement
On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by our predecessor, Parasol Investments Corporation (“Parasol”), for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.
As a result of the Exchange, we acquired the business of SmartKem, a pioneer in the development of organic semiconductor technology. See “Description of Business” below. At the closing of the Exchange (the “Closing”), each SmartKem ordinary share issued and outstanding immediately prior to the Closing (other than the Deferred Shares) was exchanged for 0.0111907 of a share of common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910 SmartKem ordinary shares (the “SmartKem EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange. Immediately prior to the Closing, an aggregate of 2,500,000 shares of our common stock owned by the stockholders of Parasol prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).
In addition, pursuant to the Exchange Agreement and upon Closing, the unexercised non tax- advantaged options (the “SmartKem Unapproved Options”) to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Plan (as defined below). The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share.
See “Description of Capital Stock” below for more information.
The Exchange Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.
As a condition to the Exchange, we entered into an indemnity agreement with our former officers and directors (the “Pre-Exchange Indemnity Agreement”), pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Exchange and certain related transactions.
The Exchange was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. SmartKem is considered the acquirer for accounting purposes, and our historical financial statements before the Exchange have been replaced with the historical financial statements of SmartKem before the Exchange in filings with the SEC. The Exchange is intended to be treated as either (i) a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) taken together with the Offering, a single integrated transaction governed by Section 351 of the Code.

The Offering
Following the Closing, on February 23, 2021, we sold 10,162,000 shares of our common stock and pre- funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre- funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share. The private placement offering is referred to herein as the “Offering.”
The aggregate gross proceeds from the Offering were $24.6 million (before deducting placement agent fees and expenses of the Offering, which are estimated at $3.8 million).
Registration Rights Agreement
In connection with the Exchange and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we previously filed a registration statement with the SEC (the “Registration Statement”) covering (i) the shares of our common stock issued in the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of our common stock issued or issuable as a result of the Exchange; (iv) 2,500,000 shares of our common stock held by the stockholders of Parasol prior to the Exchange; and (v) 50,000 shares of our common stock issued to certain advisors in connection with the Exchange and the Offering ((i)-(v) collectively, the “Registrable Shares”).
Subject to customary exceptions, if (i) we fail to maintain the effectiveness of the Registration Statement, except during specified black-out periods, (ii) the holders of Registrable Shares cannot use the Registration Statement to resell the Registrable Shares except during specified black-out periods or (iii) trading of our common stock is suspended or halted for more than three full, consecutive trading days (the “Registration Events”), we will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Shares held or purchased by such holder and affected during the period, based on the monetary values assigned in the Registration Rights Agreement; provided that the maximum amount of monetary penalties paid by us will not exceed 5% of the aggregate value of such holder’s Registrable Shares (with such value based on the monetary values assigned in the Registration Rights Agreement) that are affected by all such Registration Events. No monetary penalties will accrue with respect to (1) any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of our common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Shares that may be resold without volume or manner of sale restrictions, under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Shares excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 calendar days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, (b) Rule 415 may not be relied upon for the registration of the resale of any or all of the Registrable Shares, and/or (c) a holder of any Registrable Shares must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Shares pro rata based on the total number of such shares of our common stock held by or issuable to each holder thereof, unless the SEC otherwise requires or the holders of the Registrable Shares otherwise agree.

We must use commercially reasonable efforts to keep the Registration Statement effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Registrable Shares have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement, or (iii) the date on which no Registrable Securities are outstanding.
We agreed to pay all expenses incurred by us in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of counsel to the holders, not to exceed $10,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such holder decides to employ.
Octopus Share Purchase
In connection with the Offering, we entered into an agreement (the “Octopus Letter Agreement”), with Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), a holder of more than 5% of our common stock, pursuant to which the Octopus Investors agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the Offering subject to the satisfaction of certain U.K related tax requirements (the “Octopus Share Purchase”). The Octopus Share Purchase was conditioned on, among other things, the requirement that our gross assets must be less than £15.0 million at the time of the purchase and less than £16.0 million after giving effect to the Octopus Share Purchase.
On January 27, 2022, we entered into a subscription agreement (the “Subscription Agreement”) with the Octopus Investors effecting the Octopus Share Purchase. Pursuant to the Subscription Agreement, we issued the Octopus Investors an aggregate of 1,000,000 shares of common stock (the “Octopus Shares”), at a purchase price of $2.00 per share. On January 27, 2022, we also entered into a registration rights agreement (the “Octopus Registration Rights Agreement”) with the Octopus Investors, pursuant to which we agreed, subject to customary exceptions, to file, no later than fifteen (15) calendar days after we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, a registration statement with the SEC covering the Octopus Shares. Pursuant to the Octopus Registration Rights Agreement we filed the registration statement of which this prospectus forms a part with the SEC. We are required to use commercially reasonable efforts to cause such registration statement to be declared effective within 150 calendar days after the closing of the Octopus Share Purchase. We must use commercially reasonable efforts to keep such registration statement effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Octopus Shares have been transferred other than to certain enumerated permitted assignees under the Octopus Registration Rights Agreement, or (iii) the date on which no Octopus Shares are outstanding.
OTC Quotation
Our common stock is quoted on the OTC Market Group’s OTCQB® Market quotation system the ticker symbol “SMTK.” However, we cannot assure you that our common stock will continue to be quoted on the OTCQB marketplace or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors — An active trading market for our common stock may not develop or be sustained which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.” above.

DESCRIPTION OF BUSINESS
Unless otherwise stated or the context otherwise indicates, references to “SmartKem” the “Company,” “we,” “our,” “us,” or similar terms refer to SmartKem, Inc. and its subsidiaries.
Overview
We are a pioneer in the development of materials and processes used to make OTFTs for the manufacture of flexible electronics. Our TRUFLEX® semiconductor technology deposits organic ink on a substrate at a temperature as low as 80°C, enabling manufacturers to use a range of low-cost flexible plastic substrates using existing industry standard equipment and infrastructure. Our transistor stacks are flexible, bendable, wearable and lightweight and can be used in a number of different applications, including bendable smart-phone displays, curved automotive displays, e-paper displays, wearables, fingerprint sensors and printed biosensors.
Our Technology
The invention and development of FET devices has enabled the rapid expansion of electronics industry, particularly with the advent of the planar process essential for integrated circuitry. This is due to the ability to create compact circuits with an ever-increasing capability, lower cost per logic function, and a higher frequency of operation. Integrated circuits are present in almost all electronic devices today and there is a constant drive to embed smart features into a greater number of applications.
TFTs are a type of FET that can be processed on large area flat surfaces to make display screen backplanes, digital/analog electronics and sensor arrays for a wide range of consumer and industrial applications. The manufacturing of silicon- based electronics either in wafer or thin-film form, such as a-Si on glass, requires a high temperature process (approximately 300°C). Because plastic materials melt at high temperature, TFTs are manufactured on special glass that can withstand such high temperatures and are used to produce mainly rigid products.
Our OTFT technology comprises predominantly organic materials (such as polymers and organic small molecules) and can be solution coated at low temperature (as low as 80°C) onto a wide range of low-cost plastic substrates. The similarity in stretchability and coefficient of thermal expansion between the substrate and our TRUFLEX® materials permits production of robust, bendable/flexible and lightweight devices. Our OTFT performance, as measured by charge mobility, exceeds a-Si performance by a factor of four, which we believe offers product designers a significant extension of capability, by enabling them to transform flat, bulky objects into lightweight, robust and flexible products that we expect will appeal to consumers.
Our OSC materials use a polycrystalline small molecule with high mobility, together with a low molecular weight semiconducting polymer, to control the morphology, phase segregation and uniformity of the semiconducting layer and a solvent to deliver inks that are used to make devices with mobilities in excess of 4 cm2/Vs. In addition, we have developed all the other layers that are necessary to form the complete transistor stack.
Plastic substrates, such as PET, PEN, TAC and COC have relatively low Tg in the range of 100°C to 200°C. Using these plastics at temperatures above this level causes significant distortion and, in some instances, may even result in melting or thermal breakdown of the polymer. Our OTFTs can be processed at temperatures as low as 80°C, enabling the use of polymer substrates that are optically clear and low-cost. In addition, short duration processing at low temperature results in significant energy savings. Also, plastics do not have the same risk of shattering as glass and therefore less strengthening around the edge of large area plastic-bases devices is necessary, such as the use of aluminum frames to support torsional rigidity. Plastics can also be processed in very thin sheets (tens of microns) which saves space that can be used for increased battery capacity. Thin plastic substrates also enable the device to conform very easily to non-planar surfaces such as the human body which makes them well suited for wearable sensor and display devices. Thin plastic sheets are also conformable, allowing electronics to be curved around irregular surfaces.
Our BL, SAM, OSC, OGI, SRL and PV inks can be deposited using standard coating techniques such as spin-coating or slot-die coating which are widely used for the lithography processes used in TFT manufacturing. As a result, our OTFT process can be integrated into existing manufacturing lines using standard industrial techniques without the need for large capital investment. Furthermore, the solubility of our inks would permit customers to digitally print the features of the OTFT device, which we believe may be attractive to potential customers seeking to lower manufacturing costs.
Products and Services
We have internally developed all the materials necessary to fabricate high-performance OTFT devices except for the contact metals and substrates on which those materials are deposited. We supply our products as a set of stable liquid inks, with each ink forming a separate layer of the device. Each of the inks forming these layers has been carefully designed to result in the device performance and electrical stability required by the customer. We supply the ink set with a detailed POR for making the desired device.
Products have been scaled up for formulated ink supply to customers in packages sizes ranging from 100mL to several liters. These are supplied with CoA and POR alongside device and design consultancy to ensure successful technology transfer.
We intend to offer foundry services to customers who wish to have electronic circuits manufactured for them. Through arrangements with the United Kingdom’s CPI, we have access to a 2.5 generation (370mm x 470mm) foundry that we use for creating prototypes for evaluation by potential customers. In 2022, we intend to introduce an option to have devices produced using digital lithography (maskless photolithography), which will reduce the time from CAD layout to prototype for new designs. We do not have the ability to produce our flexible transistors at commercial scale and intend to seek relationships with existing foundries that are capable of producing our products at commercial scale to provide us with the ability to meet full production orders for customers that do not have their own facilities. We use product prototyping services to demonstrate applications enabled by OTFT to prospective customers. This allows potential customers seeking to evaluate physical samples of our materials prior to committing to purchase.
Advantages of Our TRUFLEX® Technology
The most widespread technology is a-Si which is principally used in the manufacture of backplanes for LCDs. More recent developments in inorganic semiconductors include use of the metal oxide IGZO for backplanes for large area OLED TVs and LTPS for high resolution cell phones. All these inorganic processes are operated at high temperatures and therefore require high-cost substrates, especially if they are to be processed on plastic. All are subject to failure on bending, have limited flexibility, and require additional product engineering for protection during bending to prevent failure of the display. This adds to the overall cost of production of a bendable or foldable device.
Our ability to employ TRUFLEX® materials at temperatures as low as 80°C enables manufacturers to use low-cost plastic substrates and the organic nature of our materials allows the transistors to be truly flexible. We believe that robust and lightweight display screens which are capable of being bent or folded would enable manufacturers of mobile devices to create products more tailored to customer demand and that our TRUFLEX® OFTFs are uniquely suited for this application. Our materials are organic and hence can withstand the strains experienced in severe bending such as a fold of a display. In addition, the substrate does not require the degree of protection from the edges as glass displays do which can eliminate the weight and cost associated with aluminum frames. Low temperature processing enables a wider range of plastic substrates to be used, allowing properties such as optical clarity to be optimized. There are also opportunities to process the OTFT on top of other display elements, such as a micro-LED array since the low process temperature would not damage the emissive components. We believe this ability to pattern the backplane on top of other components could lead to alternative display or sensor design configurations with advantages such as higher aperture ratio.
Market Opportunity
According to Markets and Markets the global display market size was valued at $148.4 billion in 2021 and is projected to reach $177.1 billion by 2026, a CAGR of 3.6% during the forecast period. Growth in the display market is driven primarily by increasing demand for consumer electronics, including smart phones, automotive products, e-readers and flat panel displays. We believe that display manufacturers continue to seek product differentiation as a part of their marketing strategies.
Our TRUFLEX® materials enable customers to make backlight units that are both flexible and can drive high currents stably. Over the last two years several manufacturers have launched TVs with mini-LED backlight units and a number of companies are developing a new generation of direct emission micro-LED displays, flexible OLED displays, and transparent OLED displays. These new formats are supported by a variety of different backplanes using tiled versions of existing technologies or PCB backplanes. We believe that TRUFLEX® materials can be used to provide active-matrix transistor arrays that can address all of these new product categories using low-cost, flexible substrates. As products become more sophisticated and smart technology is implemented in wider use cases, we expect that manufacturers will seek technology solutions, such as our TRUFLEX® technology that enable them to implement the product designs that consumers will demand.
In addition, we believe that our OTFTs are suitable for applications where a relatively low number of transistors are required over a wide area such as sensors or distributed logic circuits.
Commercialization Strategy
A large sector of our target customers are large consumer electronics companies based in Asia (Taiwan, South Korea, Japan and China) that already own or have access to display backplane manufacturing lines and engage in large scale production of display products for TV or mobile/tablet markets using a-Si process lines. We believe that these companies are continually seeking to create novel, higher added value electronics products that cannot be manufactured using a-Si glass backplanes. We believe these potential customers will be attracted to our TRUFLEX® technology which would enable them to create novel, plastic-based products with improved robustness, higher flexibility and lighter weight using their existing production lines.
Other potential customers may not have access to display manufacturing lines and will seek a complete solution for their needs, including production capability. These are often companies who will use displays as a component within their products and will buy from Asian manufacturers according to what is available at the time. We can provide prototype production from the Gen 2.5 line at CPI. We intend to scale this capability by partnering with one or more foundry providers to scale up our ability to meet full production orders for customers that do not have their own facilities. Once the demand for our backplanes has exceeded our ability to supply products then the market pull would be sufficient to engage Asian display makers to transfer production to their facilities.
Our market strategy includes the identification of specific capabilities or products that we believe can most benefit from our TRUFLEX® technology. This identification process may involve our marketing efforts or feedback and requests from potential customers. As described below, once a commercial opportunity is identified, we will engage in a process of demonstration and evaluation with the potential customer.
Our strategy also involves the design and sale of materials for use as logic devices or circuits. Once we have identified a specific application requirement, we expect to proceed with development work through an understanding of the product specifications and engineering work to calculate the size and capabilities of pixel TFTs and storage capacitors. For digital logic applications, the situation is more complex, and circuits cannot be designed without access to supporting simulation, design and layout software. In silicon IC design, EDA tools are used to predict the behavior of circuits made using foundry services. This allows designers to simulate the behavior of prototype circuits and check their functionality ahead of the fabrication, therefore saving time and money.
We have developed an initial PDK for our process that is designed to be used by third parties in EDA software to allow them to design digital logic devices. The PDK contains information such as design rules that are specific to our process equipment, and it will also incorporate models of OTFTs made using our materials set. This will be used for digital device simulation and layout of circuit designs. We continue to characterize the electrical performance of our materials and to use that data to improve the correlation between simulations produced using those tools and actual devices. As part of this development, we expect to populate a library of reference designs for common gates used in digital electronic circuits to further simplify third party design processes.
Sales and Marketing
We have a direct sales force consisting of two employees located in Taiwan, and sales representation in China. Our CEO and management team are also actively engaged in developing customer and partner relationships. We believe that our initial customers will be located in Taiwan, Japan and the Peoples Republic of China. Our sales team is supported by engineers and product specialists located at our headquarters in the U.K. We intend to seek third-party distribution or sale-agent agreements with potential partners where we believe such agreements are justified by the potential market opportunity.
Our sales and marketing efforts have continued to be adversely impacted by the effects of the COVID-19 pandemic. During the pandemic, travel to and from Asia and other regions has been significantly restricted. As a result, we have had to cease virtually all business travel and have sought to increase our presence in affected markets through other means, including engaging sales representation in China. In addition, many of our expected customers are located in Asia, which has imposed severe lock-down restrictions in an effort to combat the pandemic. Those customers have reported supply shortages and manufacturing delays as a result of the pandemic and the related restrictions, which has had a material adverse impact on the expected markets for our products. In addition, shipping costs have increased significantly as a result of limitations on other modes of transportation.
Our marketing efforts include attendance at significant industry tradeshows at which we demonstrate the capabilities of our TRUFLEX® technology and responding to requests for proposals and other inquiries from potential customers. We also publish press releases and other announcements relating to our technical capabilities or achievements and include product information and related technical materials on our website. In addition, we market through publications, events, conferences, presentations and technical papers. We may also utilize electronic or print media advertising.
We expect that the time between the identification of a potential customer and the receipt of a purchase order or agreement for the sale of our products will be relatively long. In certain instances, a potential customer may contact us seeking a generic sample of our materials for evaluation. In other instances, a customer may come to us with specific performance specifications and inquire about our ability to provide products meeting their specifications after which we provide samples of materials or specific data for evaluation. After the initial evaluation, the prospective customer may request a prototype of a specific design as a proof-of-concept. We fabricate prototypes using the Gen 2.5 foundry access we have through our arrangement with CPI. A significant proportion of all work done during this phase of our sales cycle would be done at our expense, with customers making a contribution in some cases.
Assuming successful prototyping is completed, we expect that we would negotiate and enter into a development agreement with an interested customer under which we would, in collaboration with the potential customer, engage in further engineering and design work. We expect that we would receive compensation for those services. We might also engage in pilot-scale level manufacturing of the products developed for the customer as part of that process.
After the satisfactory completion of development work and any related pilot project, an interested customer would then enter into a sales agreement with us under which we would either agree to manufacture products to the customer’s specifications from time to time as requested by the customer, including potential minimum quantity requirements, or we would agree to license our process to the customer for a fee based on a royalty of sales and enter into a supply agreement for our proprietary inks, utilizing a process owned and qualified by us, formulated into inks either in our own facilities or by third-party formulators and shipped directly to customers.
We expect that the sales cycle described above will take approximately 12-24 months. During that period, we will be required to incur significant expenses without any assurance that a customer order will be obtained. Accordingly, we will have a significant risk that we will incur those expenses without ever making a sale.

In October 2021, we entered into a joint development agreement with RiTdisplay, a Taiwan based developer of displays. Under this agreement the two parties are collaborating on the production of a full color demonstration AMOLED display.
In February 2022, we entered into joint development agreement with Nanosys Inc., a leader in developing and delivering quantum dot and micro-LED technology. Under this agreement the two parties will work together on a new generation of low-cost solution printed micro-LED and quantum dot materials for advanced displays.
Research and Development
We have focused our resources on the creation of high mobility semiconductors which have excellent uniformity, device stability and robustly satisfy the TFT performance specifications defined by customers. We are constantly seeking to improve the performance of our organic semiconductors and are in the process of evaluating the performance of an extensive series of recently synthesized novel small molecule semiconductors. Our chemistry team, led by our Chief Scientist, have in-depth knowledge of structure-property relationships for organic materials. Dielectric and passivation material chemistries are also critical to enabling the OTFT device current to be maximized while ensuring stability during extended operation under voltage or current bias stress. Some of the critical parameters for performance of an OTFT device include:
Charge mobility — the ability of the material to conduct charge under an electric field. The higher the charge mobility number the greater the current that can be driven through the device for a given size. Also, in circuits mobility determines the maximum switching frequency of a device from one logic state to another. a-Si has a mobility of ~0.5 cm2/Vs, LTPS typically has mobility >50 cm2/Vs and crystalline silicon has a mobility of near 1000 cm2/Vs. SmartKem’s OTFTs can achieve >3 cm2/Vs at channel length of 4 microns and >4cm2 at 10 microns.
On/off ratio — the ratio of the current driven by the transistor during its on state to the current passed during biasing in its off state. On/off ratios of >10^6 are typically required for TFTs used in display pixels so that the programmed voltage does not decay during the frame time. Our OTFTs have on/off ratios in the order of 10^7.
Turn on voltage (Vto) — the gate voltage at which the TFT starts to increase its current output. Values close to zero volts are considered desirable for low power consumption products. The device should also achieve its transition from off to on over as small a range of gate voltages as possible since this can reduce energy consumption and hence is desirable in battery powered devices.
Threshold voltage (Vth) — gate-source voltage at which the magnitude of the drain current reaches a specified low value (e.g., 10^-9A).
Threshold voltage (Vth) stability — The ability of device to maintain a defined threshold or turn on voltage following a period of electrical stress (either at room temperature or elevated temperature). Bias voltage shifts of <2V after 1 hour voltage stress at 60°C and +30V or -30V is a typical specification required for display applications. We have demonstrated <1V Vth bias stress shift for NBTS and <2V for PBTS in R&D tests. We are working on integrating this capability into our full five-mask device stack.
Once new materials have been characterized, our materials process development team at Manchester in the U.K. customizes the formulations and process parameters to allow integration into the device process at CPI. This team establishes the BKMs for each material and generates understanding of the parameters that can influence the performance. Initial work may also be done to plan scale up routes for the materials in anticipation of the need to supply to customers.
The generation of fabrication processes and the integration of new materials is done at CPI under the direction of our Chief Technology Officer. The toolsets at this site provide a rapid feedback loop between our chemistry R&D and industry relevant device performance data sets. Additionally, the equipment set can be used to generate demonstrator OTFT backplane devices on plastic, OTFT driven displays, and sensors or circuits. Technology transfer to customers’ pilot lines can also be supported by this team and they can help to diagnose and rectify process problems. Process engineers also travel to customers’ sites to assist technology transfer alongside our field application engineering team in Taiwan. This capability has been significantly hampered the COVID-19 pandemic.
In December 2021, we became a member of the University of California, Santa Barbara (UCSB) Solid State Lighting and Energy Electronics Centre (SSLEEC) which is conducting innovative research into the development of micro-LED displays. As a member of the SSLEEC we have the right to obtain access to technologies and intellectual property developed by the Center in fields such as micro-LEDs and displays.
Intellectual Property
Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our active organic semiconductors, formulated OSC and passive interlayer inks, processes and know-how that collectively comprise our TRUFLEX® technology, to operate without infringing the proprietary rights of third parties, and to prevent others from infringing our proprietary rights. Over the past 10 years, we have been building and are continuing to build the intellectual property portfolio relating to our TRUFLEX® technology. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, and technological innovation to develop and maintain our proprietary position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.
Our strategy for the protection of our proprietary technology is to file international (Patent Cooperation Treaty) patent application and pursue these in national jurisdictions that represent significant market opportunities. However, we assess on a case-by-case basis whether it is strategically more favorable to maintain trade secret protection for our inventions and “know-how” rather than pursue patent protection the latter of which documents will ultimately be in the public domain. Generally, patents have a term of twenty years from the earliest priority date, assuming that all maintenance fees are paid, no portion of the patent has been terminally disclaimed, and the patent has not been invalidated. In certain jurisdictions, and in certain circumstances, patent terms can be extended or reduced.
We believe that we are a technology leader in the design, development, and production of active and passive electronic materials for use in organic electronic applications. Our patent portfolio is distributed across 16 patent families as set forth in the table below and includes 122 issued patents, 15 pending patent applications and more than 30 trade secrets. Our patents cover the active organic semiconductor materials, active and passive interlayer formulations, and deposition processes comprising our TRUFLEX® technology. We also have numerous patent claims and pending patent applications covering a variety of electronic devices including a novel dual gate application that enables enhanced Vto control. Because our patent portfolio covers all material aspects of our TRUFLEX® technology, we believe we have strong protection for our technology and a competitive advantage over potential competitors who may seek to duplicate our ability to create flexible transistors.
We also rely on trade-secret protection for our confidential and proprietary information, and we typically use non-disclosure agreements when commencing a relationship with a potential customer or partner. We have an internal program to document our trade secrets for each major area of our technology and operations. We cannot be sure that we can meaningfully protect our trade secrets on a continuing basis. Others may independently develop substantially equivalent confidential and proprietary information or otherwise gain access to our trade secrets. The TRUFLEX® trademark is granted and registered to the Company in its 10 commercially interesting jurisdictions including USA, China, Korea, Taiwan, Japan, and Europe.
We own substantive rights to the chemistry, process, and stack design rules necessary to implement our technology in all jurisdictions of commercial interest.
Manufacturing and Supply
We obtain strategic intermediates and final products from multiple sources who produce our active semiconductor materials to our specifications. Our TRUFLEX® materials fall into two main categories,

“active” organic semiconductor materials and “passive” interlayer materials. Our active materials generally require high levels of process and product control, and therefore these are synthesized from start to end by us or a third party that has met certain certification requirements and then formulated by us into the organic semiconductor inks. We validate active components internally before use. Our passive interlayers inks use a range of commercially available intermediates, formulated to our specifications to meet differing end-use performance parameters depending on the intended use. Our active and passive inks are proprietary to us.
We synthesize the active materials either internally or using third-party suppliers that meet specific certification requirements. The raw materials used to produce the formulated passive interlayers are purchased from multiple suppliers and tested and validated internally before use. The passive and active interlayer inks are presently manufactured internally in our formulation facility located in Manchester in the U.K.
We use our U.K.-based formulation activity to enable customers to validate our materials on their Gen1- Gen2.5 pilot lines. Our TRUFLEX® inks typically comprise between 1.2% up to 25% by weight of solids with the remainder being made up by electronic grade solvents. For commercial supply quantities, to avoid the shipping costs associated with large quantities of locally available solvents, we expect to supply fully formulated ink to customers from a formulation facility located close to the customer’s manufacturing facility. We may also outsource the ink manufacture to an accredited third-party local formulator subject to our final QC testing of the formulated inks.
We have not experienced any supply shortages with respect to the materials used to formulate our proprietary inks. In addition, we have not experienced scheduling delays in obtaining access to CPI’s foundry equipment.
To date, our manufacturing and supply operations have not been adversely impacted by the COVID-19 pandemic. However, we may be impacted in the future as we seek to expand our operations and enter into foundry arrangements with third-party manufacturers.
CPI Agreement
We perform prototyping with our own employees using foundry equipment made available to us by CPI. We use the CPI facility to produce test samples for internal evaluation and for the supply of demonstrators to potential customers and for general market development. CPI is funded through a combination of U.K. government grants, collaborative research and development projects funded by the private and public sector and contracts funded by businesses. CPI provides services to companies engaged in translating ideas and inventions into commercially successful products and processes. It operates seven national facilities in the Northeast of England and Scotland and provides industry relevant expertise and assets to its customers.
We have entered into a framework services agreement with the Centre For Process Innovation Limited (“CPIL”), the management company for CPI, pursuant to which we purchase services consisting primarily of access to CPI process equipment required for fabrication as well as access to CPI staff with specific skills, to the extent required, at specified costs, including a minimum annual spending requirement. We have 16 employees at the CPI facility who operate the CPI equipment on our behalf. Pursuant to the terms of this agreement, we utilize an online booking system to book usage of equipment for immediate use, subject to availability. For critical equipment that other CPI customers may seek to use, we may book up to two weeks in advance to guarantee availability. CPIL has agreed to use its reasonable commercial endeavors to supply the requested services.
The latest agreement with CPIL became effective upon the Closing and has a fixed term of three years. The agreement may be terminated by either party in the event of a breach by the other party. We also lease office space at CPI’s facility in Sedgefield, England.
Competition
We believe that competition in our targeted markets is based on a variety of factors, including capability, functionality, performance, reliability, ease of use and ability to supply in sufficient quantities. We believe we can, or will be able to, compete effectively based on these factors.

a-Si technology is an inorganic process widely used in the manufacture of backplanes for LCDs. More recent developments in inorganic semiconductors include use of the metal oxide IGZO for backplanes for large area OLED TVs and LTPS for high resolution cell phones. All these inorganic processes are operated at high temperatures and therefore require high-cost substrates, especially if they are to be processed on plastic. We believe all of these technologies are subject to failure on bending and have limited, if any, flexibility.
A number of competitors have engaged in the development of organic inks. However, these competitors either opt to use polymeric semiconductors (BASF SE, Merck KGaA and Sumitomo Chemical Co., Ltd.) that process well but have a lower mobility than the polycrystalline organic materials in our TRUFLEX® materials, or polycrystalline semiconductors that have high mobility but relatively poor uniformity when processed. We believe our proprietary technology, which combines a polycrystalline molecule with a matched semiconducting polymer, provides higher mobility and better processability over these technologies.
Many of our potential competitors could have substantial competitive advantages such as greater name recognition, longer operating histories, broader and deeper product portfolios, larger customer bases, substantially greater financial and other resources, and larger scale manufacturing operations. However, we believe our products have the potential to compete with many of our competitors’ offerings through product performance, product reliability and satisfaction of customer qualifications and standards.
Government Regulation
In addition to customer specific requirements for safety health and the environment, our formulated materials also may be subject to government regulation during their use in the country of device manufacture and from regulations covering the materials in the finished device. These could include the toxicity (potential for Carcinogenicity, Mutagenicity, and Teratogenicity) and restrictions from the Environmental Protection Agencies in the countries of manufacture.
All new chemicals we obtain are evaluated the time of order and a Control of Substances Hazardous to Health (“COSHH”) assessment is performed prior to commencement of any practical work with these materials. The COSHH assessment considers chemical hazards associated with the material, its physical properties, the scale of the planned work and the nature of that work e.g., temperature and containment. This process provides the first opportunity to screen out any materials that may be prohibited by the ultimate customer. Any use of material in Health and Safety Executive COSHH hazard category E, all but gram scale uses of non-volatile material in hazard category D and use of material in hazard category C in quantities of more than 1kg would trigger a management review. While it is possible that management authorization may be given to conduct research using materials in categories D & E, their use in a potential formulated product would be discouraged and an alternative sought at an early stage. Materials are also screened against lists of banned and restricted materials provided by display manufacturers. Any material present on the display manufacturers banned list would not be used in formulated product.
We work with a third-party service provider to create safety data sheets for our formulated products that are shipped to customers and other end users. Our formulated products contain no materials that are restricted in the U.K. and no permissions or exemptions are required.
Our OGI material is fluorinated and spun from a fluorosolvent listed under regulation (EC) No 428/2009 of 5 May 2009 under section 1C006d. Export of formulations may require a Standard individual export license to be applied for and end use declaration made by the customer. These can be obtained through the U.K.’s SPIRE system.
To the extent our products are or become subject to U.K. export controls and regulations, these regulations may limit the export of our products and technology, and provision of our services outside of the U.K., or may require export authorizations, including by license, a license exception, or other appropriate government authorizations and conditions, including annual or semi-annual reporting. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons, and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation, and importation of our products and technology and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products and technology. Complying with export control and sanctions laws may be time-consuming and may result in the delay or loss of sales opportunities. Although we take precautions to prevent our products and technology from being provided in violation of such laws, our products and technology may have previously been, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we are found to be in violation of U.K. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Export or import laws or sanctions policies are subject to rapid change and have been the subject of recent U.K. and non-U.K. government actions. Changes in export or import laws or sanctions policies, may adversely impact our operations, delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products and technology to certain countries, regions, governments, persons, or entities altogether, which could adversely affect our business, financial condition and results of operations.
Employees
As of December 31, 2021, we had 41 full-time employees and 3 part-time employees of which 39 are based in the United Kingdom. 17 of our employees hold advanced degrees, including 11 Ph.Ds. We believe that our scientists and technical experts are significant assets of our business, and we value and support hiring exceptional talent to further develop our TRUFLEX® technology and drive our business growth.
Properties
Our headquarters are located in Manchester, England, where we lease approximately 10,000 square feet of commercial space for research and development, engineering, testing and corporate offices pursuant to a lease that expires in 2022. We also have a leased office in Hsinchu City Taiwan where we lease approximately 1,000 square feet of office space pursuant to a lease which expires in 2022. We use the CPI facility in Sedgefield, England for virtually all of our fabrication activities. In addition, we lease two offices at CPI pursuant to leases which expire in 2023 and are renewed on an annual basis and two offices at NetPark, Sedgefield pursuant to leases which expire in 2024. We also maintain access to additional office space on a temporary or as-needed basis. We believe that our facilities are suitable to meet our current needs and that suitable space will be available on acceptable terms as may be required to support the expected growth in our business.
Corporate History
We were originally incorporated as Parasol Investments Corporation in the State of Delaware in May 2020. Prior to the acquisition of SmartKem Ltd in February 2021, we were a “shell” company registered under the Exchange Act, with no specific business plan or purpose. In accordance with “reverse merger” accounting treatment, our historical financial statements at period ends, and for periods ended, prior to our acquisition of SmartKem Limited were replaced with the historic financial statements of SmartKem Ltd in our SEC filings made after the acquisition.
Our principal executive offices are located at Manchester Technology Centre, Hexagon Tower, Delaunays Road, Blackley Manchester, M9 8GQ U.K. Our telephone number is +44 (0)161 721 1514.
Legal Proceedings
We are not a party to any material pending legal proceedings. From time to time, we may become involved in lawsuits and legal proceedings that arise in the ordinary course of business.
Available Information
Our website address is www.smartkem.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports, when available, are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.smartkem.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.
The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical financial statements and the related notes thereto contained in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis.
Overview
We are seeking to reshape the world of electronics with a revolutionary semiconductor platform that enables a new generation of displays, sensors and logic. SmartKem’s patented TRUFLEX® inks are solution deposited at a low temperature, on low-cost substrates to make organic thin-film transistor (OTFT) circuits. Our semiconductor platform can be used in a number of applications including mini-LED displays, AMOLED displays, fingerprint sensors and logic circuits. We develop our materials at our research and development facility in Manchester, UK, and at our semiconductor manufacturing process at the Centre of Process Innovation (CPI) in Sedgefield, UK. We have an extensive IP portfolio including approximately 120 issued patents.
Since our inception in 2009, we have devoted substantial resources to the research and development of materials and production processes for the manufacture of organic thin film transistors and the enhancement of our intellectual property.
Our loss before income taxes was $17.1 million and $23.1 million for the year ended December 31, 2021 and 2020, respectively. As of December 31, 2021, our accumulated deficit was $75.1 million. Substantially all our operating losses have resulted from expenses incurred in connection with research and development activities and from general and administrative costs associated with our operations.
Recent Developments
Share Exchange (“the Exchange”)
On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by us for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.
As a result of the Exchange, we legally acquired the business of SmartKem and are continuing the existing business operations of SmartKem as a public reporting company under the name SmartKem, Inc. The Exchange was treated as a recapitalization and reverse acquisition for us for financial reporting purposes, and SmartKem is considered the acquirer for accounting purposes.
As a result of the Exchange and the change in our business and operations, the historical financial results of SmartKem, the accounting acquirer, prior to the Exchange are considered our historical financial results.
At the closing of the Exchange (the “Closing”), each SmartKem ordinary share issued and outstanding immediately prior to the Closing (other than the Deferred Shares) was exchanged for 0.0111907 of a share of our common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of our common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910

SmartKem ordinary shares (the “SmartKem EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange. Immediately prior to the Closing, an aggregate of 2,500,000 shares of our common stock owned by our stockholders prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).
In addition, pursuant to the Exchange Agreement and upon Closing, the unexercised non tax- advantaged options (the “SmartKem Unapproved Options”) to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Equity Incentive Plan (the “2021 Plan”). The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share.
Private Placement (“Offering”)
Following the Closing, on February 23, 2021, we sold 10,162,000 shares of our common stock and pre- funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share.
Octopus Share Purchase
On January 27, 2022, we sold an aggregate of 1,000,000 shares of our common stock at a purchase price of $2.00 per share to Octopus Titan VCT plc and Octopus Investments Nominees Limited in accordance with the Letter Agreement, dated as of February 23, 2021, between the Company and Octopus Titan VCT plc and certain related parties.
Key Factors Affecting Our Performance
There are a number of industry factors that affect our business which include, among others:
Overall Demand for Products and Applications using Organic thin film transistors
Our potential for growth depends significantly on the adoption of organic thin film transistor (OTFT) materials in the display and sensor markets and our ability to capture a significant share of any market that does develop. We expect that demand for our technology will also fluctuate based on various market cycles, continuously evolving industry supply chains, trade and tariff terms, as well as evolving competitive dynamics in each of the respective markets. These uncertainties make demand difficult to forecast for us and our customers.

Intense and Constantly Evolving Competitive Environment
Competition in the industries we serve is intense. Many companies have made significant investments in product development and production equipment. To remain competitive, market participants must continuously increase product performance, reduce costs and develop improved ways to serve their customers. To address these competitive pressures, we have invested in research and development activities to support new product development, improve ease of use, lower product costs and deliver higher levels of performance to differentiate our products in the market.
Governmental Trade and Regulatory Conditions
Our potential for growth depends on a balanced and stable trade, political, economic and regulatory environment among the countries where we do business. Changes in trade policy such as the imposition of tariffs or export bans to specific customers or countries could reduce or limit demand for our products in certain markets.
Technological Innovation and Advancement
Innovations and advancements in organic materials continue to expand the potential commercial application for our products. However, new technologies or standards could emerge, or improvements could be made in existing technologies that could reduce or limit the demand for our products in certain markets.
Intellectual Property Issues
We rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality and non-disclosure agreements, as well as other security measures are important. While we believe we have a strong patent portfolio and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.
Components of Results of Operations
Revenue
Our revenue currently consists of revenue from the sale of demonstration products.
Cost of Revenues.   Cost of revenues consists of (1) direct product costs incurred for the raw materials and manufacturing services for our products, (2) fixed product costs primarily relating to production, manufacturing and personnel and (3) depreciation consisting primarily of expenses related to our fixed assets. We expect our cost of goods sold attributable to direct product costs to increase proportionately with increases in revenue, and our cost of goods sold attributable to fixed product costs to remain substantially flat or moderately increase in connection with increases in revenue.
Other Operating Income.   Our other income includes government grants received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development Expenditure Credit scheme, which is a government tax incentive designed to reward innovative companies for investing in research and development. The income associated with these items are recognized in the period which the research and development expenses occurred. Additionally, during the year ended December 31, 2021, the Company received government grants under the United Kingdom’s Coronavirus Job Retention Scheme.
Operating Expenses
Research and Development.   Research and development expenses consist primarily of compensation and related costs for personnel, including share-based compensation and employee benefits as well as costs associated with design, fabrication and testing of OTFT devices. In addition, research and development expenses include depreciation expenses related to our fixed assets. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to remain flat or moderately increase in absolute dollars but to decline as a percentage of revenue. We do not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of our technology many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and other factors beyond our control will impact our development programs and plans.
Selling, General and Administrative.   Selling, general and administrative expenses consist primarily of allocated compensation and related costs for personnel, including share-based compensation, employee benefits and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, accounting services, allocations of overhead costs, such as rent, facilities and information technology. We expect general and administrative expenses to increase in absolute dollars in future periods due to additional legal, accounting, insurance, investor relations and other costs associated with being a public company, as well as other costs associated with growing our business.
Non-Operating Income (Expense)
Financial Income/(Expense), Net aggregates the following amounts:
Interest Expense.   We issued convertible loans to a number of investors in 2018 and 2019. These loans were all converted to equity in 2020. The loans contained a beneficial conversion feature that resulted in a loan discount upon issue which was recognized as interest expense over the lifetime of the loan. Upon conversion of the loans the remaining unamortized loan discount was recognized as interest expense in 2020.
Interest Income.   Interest income is interest on our cash deposits.
Other Income; Other income is the gain or loss on remeasurement of lease liabilities
Change in Fair Value of Derivative Assets.   The convertible loans contained variable conversion price scenarios that were evaluated and determined to be derivatives that were bifurcated from the loan notes and accounted for separately. The resulting derivative is accounted for at estimated market value with changes in the market value recorded in income.
Loss on Conversion of Convertible Notes Payable.   In January 2020 when the convertible loan notes were converted to A ordinary shares, a loss on conversion was recognized. The loss represents the difference between the fair value of the A ordinary shares issued and the carrying value of the convertible loan notes plus accrued interest and the fair market value of the embedded derivative on the date of conversion.
Income Tax Expense.   Income tax expense consists primarily of income taxes in jurisdictions in which we conduct business. We did not incur any income tax expense in 2021 or 2020.
Foreign Currency Translation.   Foreign currency translation reflect adjustments made due to currency fluctuations.
Results of Operations
The following tables set forth our results of operations for the periods presented. The information in the tables below should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. The period-to-period comparisons of financial results in the tables below are not necessarily indicative of future results.

Comparison of Loss from Operations for the years ended December 31, 2021 and 2020
Our results of operations for the years ended December 31, 2021 and 2020 are as follows:
	Year Ended December 31,		Increase (Decrease)
US$000	2021	2020	Amount	Percentage
Revenue	$18	$94	$(76)	(81)%
Cost of revenue	8	55	(47)	(85)%
Gross Profit	10	39	(29)	(74)%
Other operating income	1,285	1,437	(152)	(11)%
Operating Expenses
Research and development	8,199	4,319	3,880	90%
Selling, general and administrative	8,069	1,707	6,362	373%
Transaction expenses	1,329	—	1,329	—%
Total operating expenses	17,597	6,026	11,571	192%
Loss from operations	$(16,302)	$(4,550)	$(11,752)	258%
Revenue and Cost of Revenue
Our revenue currently consists of revenue from the sale of demonstration products. The year on year change in revenue and gross profit reflects the one off nature of these sales, consistent with our current stage of commercialization.
Other Operating Income
	Year Ended December 31,		Increase (Decrease)		% of total	% of total
	2021	2020	Amount	Percentage	2021	2020
Research & development tax credit	$1,095	$922	$173	19%	85%	64%
Research & development grants	181	498	(317)	(64)%	14%	35%
Other grants	9	17	(8)	(47)%	1%	1%
Total other operating income	$1,285	$1,437	$(152)	(11)%	100%	100%
Our Other Operating Income includes government grants received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development Expenditure Credit (RDEC) scheme, which is a government tax incentive designed to reward innovative companies for investing in research and development. The increase in RDEC Tax Credit reflects higher eligible expenditure in 2021 compared to 2020. In 2021, R&D grant funding was secured for the “SmartLight” project that successfully demonstrated OTFT mini-LED backlights for displays with improved light uniformity and lower defects.
Operating Expenses
	Year Ended December 31,		Increase (Decrease)		% of total	% of total
	2021	2020	Amount	Percentage	2021	2020
Research and development	$8,199	$4,319	$3,880	90%	47%	72%
Selling, general and administrative	8,069	1,707	6,362	373%	46%	28%
Transaction expenses	1,329	—	1,329	—%	7%	0%
Total operating expenses	$17,597	$6,026	$11,571	192%	100%	100%
Operating expenses increased by $11.6 million, or 192%, to $17.6 million for the year ended December 31, 2021, compared to $6.0 million for the comparable period of 2020.

The increase in Research and development expense was primarily due to stock-based compensation expense of $3.0 million in 2021 and from expenditure to further develop core materials and fabricate demonstrator devices to promote our technology to prospective customers and partners.
The increase in Selling, general and administrative expense was mainly due to $3.2 million stock-based compensation expense in 2021, from adding to our sales teams in the US and Asia and the strengthening of our finance team to prepare the Company’s US public company financial reporting, as well as from the additional legal, accounting and insurance expenses of operating as a public company.
Transaction costs of $1.3 million associated with the Exchange were incurred in the year ended December 31, 2021.
We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect our expenses will increase in connection with our ongoing activities as we:
•
continue to develop our core material, EDA tools and foundry services;

•
add sales and field applications personnel and incur related expenses to support operational growth;

•
increase activity directly related to promoting our products to increase revenues; and

•
add financial accounting and management systems to position us for growth and incur additional legal and accounting expense as we operate as a public company.

Non-Operating (Expenses)/Income and Net Loss
	Year Ended December 31,		Increase (Decrease)
	2021	2020	Amount	Percentage
Loss from operations	$(16,302)	$(4,550)	$(11,752)	258%
Non-operating (Expense)/Income
Loss on foreign currency transactions	(808)	—	(808)	—%
Other income	—	1	(1)	(100)%
Interest expense	(19)	(6,835)	6,816	(100)%
Interest income	3	3	—	—%
Change in fair value of derivative asset	—	(6,282)	6,282	(100)%
Loss on conversion of convertible notes payable	—	(5,470)	5,470	(100)%
Total non-operating expense	(824)	(18,583)	17,759	(96)%
Loss before income taxes	(17,126)	(23,133)	6,007	(26)%
Income tax expense	—	—	—	—
Net Loss	$(17,126)	$(23,133)	$6,007	(26)%
The increase loss on foreign currency transactions in was due to fluctuations in U.S. dollar/U.K. pound value arising from transactions denominated in foreign currencies and the translation of foreign currency denominated balances on intra-group loans that were first advanced in 2021.
In the year ended December 31, 2020, the Company’s convertible loan notes were converted to equity following a qualifying event. $6.8 million of Interest Expense resulted from recognition of unamortized loan discounts, $6.3 million of expense arose from change in the fair value of derivative assets that reflected the change in probability of conversion immediately before the conversion date and a $5.5 million loss on conversion of convertible notes payable arose from the difference between the fair value of the A ordinary shares issued and the carrying value of the convertible loan notes. These expenses plus accrued interest and the fair market value of the embedded derivative on the date were all recorded as non-operating expenses. For information regarding convertible notes and derivative assets, please refer to Notes 7 and 8 to our consolidated financial statements.
The loss before income taxes was $17.1 million for the year ended December 31, 2021, a decrease of $6.0 million, compared to a loss before income taxes of $23.1 million for the year ended December 31,

2020. The decrease in loss was attributable to a reduction in non-operating losses resulting from the accounting recognition of loans converted to equity during 2020, partially offset by higher stock compensation expense, transaction costs from the Exchange in 2021 and operating expenses associated with being a public company.
Liquidity and Capital Resources
To date, we have funded our liquidity and capital requirements primarily with proceeds from the private sale of our equity and debt securities and borrowing against our research and development credits. As of December 31, 2021, our cash and cash equivalents were $12.2 million compared with $764 thousand as of December 31, 2020. On January 27, 2022, we sold an aggregate of 1,000,000 shares of our common stock to existing investors at a price of $2.00 per share for total gross proceeds of $2.0 million. For subsequent events, refer to Note 16 to our Notes to Consolidated Financial Statements included in this prospectus.
We believe that our cash and cash equivalents will be sufficient to support our expected liquidity and working capital requirements for at least the next twelve months. However, in the event that we enter into contracts involving significant sales of our products, development agreements, license agreements, collaborations, acquisitions or other material transactions, we may require additional working capital to support our increased obligations. To date, we have not recorded significant revenues related to product sales and therefore do not have any present need to fund inventory or accounts receivable.
In the long-term, we will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Our future liquidity and working capital requirements will depend on many factors including our ability to generate revenue from product sales, the timing and extent of spending to support our sales and marketing, product development and research and development efforts, our entry into one or more material agreements containing significant performance obligations and our needs for working capital to support our business operations. Until such time, if ever, as we can generate sufficient cash through revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all.
The following table shows a summary of our cash flows for the years ended December 31, 2021 and 2020, respectively:
	Year Ended December 31,		Increase (Decrease)
US$000	2021	2020	Amount	Percentage
Net cash used in operating activities	$(10,536)	$(4,082)	$(6,454)	158%
Net cash used by investing activities	(341)	(118)	(223)	189%
Net cash provided by financing activities	22,204	4,592	17,612	384%
Net change in cash	11,327	392	10,935	2,790%
Effect of exchange rate changes on cash	135	(40)	175	(438)%
Cash, beginning of year	764	412	352	85%
Cash, end of year	$12,226	$764	$11,462	1,500%
Operating Activities
Net cash used in operating activities was $10.5 million for the year ended December 31, 2021, compared to $4.1 million for the year ended December 31, 2020, an increase of $6.4 million. The increase resulted primarily from a decrease in our net loss of $6.0 million, offset by a decrease of non-cash expense of $12.0 million and an unfavorable movement in operating assets and liabilities of $0.4 million.
Investing Activities
Net cash used in investing activities was $341 thousand for the year ended December 31, 2021, compared to $118 thousand for the year ended December 31, 2020, an increase of $223 thousand. The increase resulted from a higher level of investment in laboratory and capital equipment purchases in 2021 to support our increased research and development activity. In the future, we expect to continue to incur capital expenditures to support our research and development activities and wider business operations.
Financing Activities
Net cash flows provided by financing activities was $22.2 million for the year ended December 31, 2021, compared to $4.6 million for the year ended December 31, 2020, an increase of $17.6 million. The increase was due to the net proceeds of the Offering of $22.2 million, compared to $4.6 million from our 2020 private placement.
In January 2021, the Company entered into a term loan facility for $0.7 million acting as an advance of and secured against certain R&D tax credit amounts due. The facility together with accrued interest of $19 thousand was repaid in full in March 2021.
Contractual Payment Obligations
Our principal commitments primarily consist of obligations under leases for office space and purchase commitments in the normal course of business for research & development facilities and services, communications infrastructure and administrative services. These will be funded from the company’s cash balances and working capital.
	Payments Due by Period
US$(000)	2022	2023	2024	Total
Operating lease obligations	$93	$22	$7	$122
Purchase obligations	837	516	69	1,422
	$930	$538	$76	$1,544
Recently Issued Accounting Pronouncements
For recently issued accounting announcements, see “Recently Issued Accounting Pronouncements” in Note 2, Significant Accounting Policies and Recent Accounting Pronouncements, in the Notes to our Consolidated Financial Statements included in this prospectus.
Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes thereto included in this prospectus are prepared in accordance with US GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected.
We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of the matters that are inherently uncertain.
Accounting for Stock-Based Compensation:
We account for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using a Black-Scholes option-pricing model. We recognize compensation expenses for the value of our equity awards granted based on the straight-line method over the requisite service period of each of the awards.
We estimate the fair value of each stock option award using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock-based awards, the risk-free interest rate for a period that approximates the expected term of our stock-based awards, and our expected dividend yield. Prior to February 2022, the Company’s common stock was not traded on an over the counter or national securities exchange and consequently the Company developed estimates for the inputs to the option-pricing model.
We estimated the fair value of the shares of common stock by referencing arms-length transactions inclusive of the common shares underlying which occurred on or near the valuation date(s) or when these were not available, we determined the fair value of common share using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. We estimate our expected volatility based on the historical volatility of a set of our publicly traded peer companies. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The expected option term assumption for options granted in 2021 under the 2021 Plan is the contractual term, as the service period is implied under the practical expedient since the Company does not have sufficient exercise history to estimate expected term of its historical option awards.
The assumptions used in determining the fair value of stock-based awards represent our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different in the future.
Valuation allowance of deferred tax assets:
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
We considered the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In addition to the Company’s history of cumulative losses, the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Accordingly, a full valuation allowance has been provided against its net deferred tax assets at both December 31, 2021 and 2020. Should the Company change its determination, based on the evidence available as to the amount of its deferred tax assets that can be realized, the valuation allowance will be adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made and which may be material.
Convertible Notes
SmartKem accounts for its convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate.
Debt discount created by the bifurcation of embedded feature in the convertible notes are reflected as a reduction to the related debt liability. The discount is amortized to interest expense over the term of the debt using the effective-interest method.

Derivative Asset for Embedded Conversion Features
SmartKem does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.
SmartKem evaluates convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as either an asset or a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
The fair value of the embedded conversion features are estimated using a Monte Carlo simulation model, in which possible outcomes and their values are simulated repeatedly and randomly. Under the Monte Carlo method SmartKem estimated the fair value of the convertible notes conversion feature at the time of issuance and subsequent remeasurement dates, utilizing the with-and without method, where the value of the derivative feature is the difference in values between a note simulated with the embedded conversion feature and the value of the same note simulated without the embedded conversion feature. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors.
For more information regarding our accounting policies, see Note 2, Summary of Significant Accounting Policies and Recent Accounting Pronouncements, in our Notes to Consolidated Financial Statements in this prospectus.
Going Concern Evaluation
Our consolidated financial statements included elsewhere herein have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have financed our activities principally from the issuance of ordinary shares and debt securities. We have experienced recurring losses since inception and expect to incur additional losses in the future in connection with research and development activities.
In the year ended December 31, 2021, we raised net proceeds of $22.2 million through the Offering and at December 31, 2021 we had $12.2 million of cash and cash equivalents after funding net cash used in operations for the year ended December 31, 2021 of $10.5 million.
We expect that our available cash balances will provide sufficient liquidity to fund our current obligations and projected working capital and capital expenditure requirements for at least the next 12 months from the issuance date of these consolidated financial statements through the first quarter of 2023. Our management consider it is appropriate to continue to adopt the going concern basis in preparing the consolidated financial statements.
Our future viability is dependent on our ability to raise additional capital to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Until such time, if ever, as we can generate sufficient cash through revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all.
Internal Control over Financial Reporting
During the year ended December 31, 2020 and for interim reporting periods during the year ended December 31, 2021, our management and our independent registered public accounting firm identified material weaknesses related to (i) the fact that certain members of our finance team and personnel are able to operate across a number of different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place, or not operating effectively.
Under the direction of the Audit Committee, management has developed a plan of remediation to the overall design and operation of our internal control environment, as well as to policies and procedures to improve the overall effectiveness of internal controls in the final quarter of the year ending December 31, 2021. Under the remediation plan, we;
•
recruited additional finance personnel including those with expertise in generally accepted accounting principles and controls over financial reporting;

•
implemented measures to restrict system access, designed and operated enhanced controls including IT General Controls;

•
documented the policies and procedures covering our accounting and reporting functions;

•
engaged external advisors to provide expert assistance with these efforts and with the evaluation of the effectiveness of our internal controls over financial reporting.

Management believes that progress continues to be made towards improving the effective internal control environment, on a quarterly basis, as we continue to design and implement common policies, IT general controls, procedures and controls for financial reporting. We have many individual policies, procedures and controls already in place and appropriate financial systems has been implemented to establish an effective internal control environment. As of December 31, 2021, management, with the participation of our Chief Executive Officer and Chief Financial Officer, have determined that the material weaknesses identified in prior years and in the first three quarters of 2021 have been remediated. Under the direction of the Audit Committee, management will continue to review and make necessary changes to the overall design of our internal control environment, as well as to policies and procedures to improve the overall effectiveness of internal controls during each of the quarters and the year ending December 31, 2022.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the names, positions and ages of our executive officers and directors as of April 7, 2022:
Name	Position	Age
Ian Jenks	Chairman of the Board and Chief Executive Officer	67
Robert Bahns	Chief Financial Officer and Director	57
Beverley Brown, Ph.D.	Chief Scientist	60
Simon Ogier, Ph.D.	Chief Technology Officer	47
Simon King, Ph.D.(1)(2)(3)	Director	37
Klaas de Boer(1)(3)	Director	56
Barbra C. Keck(1)(2)(3)	Director	44

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Corporate Governance and Nominating Committee.

Executive Officers
Ian Jenks has served as our Chief Executive Officer since December 2017 and as a member of our board of directors since February 2021. Mr. Jenks has more than 30 years of board-level experience in the industrial technology industry and has served as chief executive officer of companies operating in the United States and Europe. Mr. Jenks founded and since August 2010 has acted as the chief executive officer of Ian Jenks Limited, a consulting company providing consulting services to companies in the industrial technology industry. Mr. Jenks’s past directorships include Techstep ASA, a provider of managed mobile services in the Nordics, Paysafe plc., an international provider of payment processing services, and Brady plc, a provider of commodity trading software. Mr. Jenks also has served and continues to serve as a director of a number of private companies. Mr. Jenks received a B.Sc. in Aeronautical Engineering from Bristol University. We believe that Mr. Jenks’ significant management experience and experience in the technology industry qualify him to serve on our board of directors.
Robert Bahns has served as our Chief Financial Officer since February 2020 and as a member of our board of directors since February 2021. From November 2018 until January 2020, he was the chief financial officer of WaveOptics, Ltd., a developer of waveguides and projectors for augmented reality glasses. From April 2005 until he joined WaveOptics full-time, he was an investment partner at Imperial Innovations Ltd., a business investing in university technology start-ups, which was acquired by IP Group plc in December 2017 at which point he became a partner of IP Group plc. Mr. Bahns received an M.A. in Electrical Sciences from the University of Cambridge and an M.B.A. from INSEAD. We believe that Mr. Bahns’ experience as a chief financial officer and his understanding of the financial and operating challenges of companies like ours qualify him to serve on our board of directors.
Beverley Brown, Ph.D. has served as our Chief Scientist since July 2014. She provides services to us through her consulting company, B Brown Consultants Ltd. Prior to joining our company, she held a number of research and development positions with increasing responsibilities at Imperial Chemical Industries Ltd., Zeneca Group PLC and at the Avecia Group PLC. She formed BAB Consultants Ltd in 2006 and for approximately eight years provided consulting services to a number of chemical companies, as well as to the U.K. government and CPI. Dr. Brown has worked in the field of organic semiconductor technology and in the area of printable electronics for almost 20 years. Dr. Brown holds a Ph.D. in Organic Chemistry from the University of Glasgow.
Simon Ogier, Ph.D. has served as our Chief Technology Officer since June 2019. From August 2015 to June 2019 Dr. Ogier was CTO at NeuDrive Limited, a developer of organic semiconductor materials for sensor and other electronic applications, where he was responsible for the development of processes to fabricate OTFTs and to integrate them into biosensor devices. From April 2007 to July 2015, Dr. Ogier was

Head of Research and Development within the U.K.’s Printable Electronics Technology Centre (“PETEC”) at CPI. He was responsible for the establishment of the PETEC facility and for developing the technical programs of work to build a capability within the U.K. for printed/plastic electronics processing. Dr. Ogier is a member of the IEC TC119 standards committee for Printed Electronics, leading the development of international standard IEC62899-203 (Semiconductor Ink) and is a Fellow of the Institute of Physics. Dr. Ogier has over 19 years of experience developing high performance organic semiconductors for transistor applications. Dr. Ogier has co-authored a number of journal articles and is a co-inventor on a number of patents families. He received a bachelor’s degree and Ph.D. in Physics from the University of Leeds.
Non-Employee Directors
Simon King, PhD. has served as a member of our board of directors since February 2021 and prior to that served as a member of the board of directors of SmartKem Limited since 2014. Since January 2012, Dr. King has been a member of and since May 2019 a partner of Octopus Ventures, a venture capital fund and affiliate of Octopus Investments Limited. Dr. King received his M.A. and M.Sc. in Physics from Cambridge University and his Ph.D. in Physical Chemistry from Imperial College London. We believe that Dr. King’s investment experience and expertise in organic semiconductors qualify him to serve on our board of directors.
Klaas de Boer has served as a member of our board of directors since February 2021 and has served as a member of the board of directors of SmartKem Limited since 2017. From January 2008 until June 2021, Mr. de Boer served as the managing partner of Entrepreneurs Fund Management LLP, a venture capital firm. Mr. de Boer served as a director of Lifeline Scientific Inc., Heliocentris Energy Solutions AG and serves as chair of AIM listed Xeros Technology Group plc. Mr. de Boer has been a venture capitalist for more than 20 years. Mr. de Boer received his M.Sc. degree in Applied Physics from Delft University of Technology and his M.B.A. from INSEAD. We believe that Mr. de Boer’s venture capital experience, experience with complex technology companies and previous experience as a director of publicly traded companies qualify him to serve on our board of directors.
Barbra C. Keck has served as a member of our board of directors since February 2021. Since February 2021, Ms. Keck has served as the Chief Financial Officer of Deverra Therapeutics, Inc., a developer of cell therapies. From January 2009 until May 2020, she held positions of increasing responsibility at Delcath Systems, Inc., an interventional oncology company, starting as Controller and ultimately becoming a senior vice president in March 2015 and chief financial officer in February 2017. Ms. Keck received an M.B.A. in Accountancy from Baruch College and a Bachelor of Music in Music Education from the University of Dayton. We believe that Ms. Keck’s prior experience as a chief financial officer of a public company and her status as an audit committee financial expert qualify her to serve on our board of directors.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of our code is posted on our website, which is located at www.smartkem.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.
Director Independence
Our securities are not listed on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors, except Messrs. Jenks and Bahns, are independent directors. Neither Mr. Jenks nor Mr. Bahns are independent directors under these rules because they are executive officers of our company. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors and executive officers.
Classified Board of Directors
In accordance with the terms of our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors as follows:
•
Class I director is Dr. King;

•
Class II directors are Mr. Bahns and Mr. de Boer; and

•
Class III directors are Mr. Jenks and Ms. Keck.

At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors will be fixed from time to time by a resolution of a majority vote of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of our directors.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.
Board Committees
As our common stock is not presently listed for trading or quotation on a national securities exchange, we are not presently required to have board committees. However, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act and SEC rules and regulations, and we intend to comply with those of Nasdaq.
Audit Committee
Ms. Keck, Dr. King and Mr. de Boer serve on the audit committee, which is chaired by Ms. Keck. Our board of directors has determined that each has sufficient knowledge in financial and auditing matters to serve on the audit committee and that Ms. Keck and Mr. de Boer are “independent” for audit committee purposes as that term is defined under SEC and Nasdaq Marketplace Rules. Our board of directors has designated Ms. Keck as an “audit committee financial expert”, as defined under the applicable rules of the SEC. Because Dr. King is a representative of one of our largest stockholders that beneficially owns more than 10% of our common stock, Dr. King is deemed to be affiliated persons of our company pursuant to SEC Rule 10A-3 and therefore does not meet the heightened independence requirements established by Nasdaq and the SEC for membership on our audit committee. However, we have included Dr. King on the audit committee because of his financial expertise and his status as a non-employee director. At the time, if any, that shares of our common stock are listed on Nasdaq or another national securities exchange, we expect that the composition of our audit committee will satisfy any applicable independence requirements.
The audit committee’s responsibilities include, but are not limited to:
•
appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•
pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•
reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•
coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•
recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements will be included in our Annual Report on Form 10-K;

•
monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•
preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•
reviewing all related person transactions for potential conflict of interest situations and making recommendations to our board of directors regarding all such transactions; and

•
reviewing earnings releases.

Compensation Committee
Dr. King and Ms. Keck serve on the compensation committee, which is chaired by Dr. King. Our board of directors has determined that each member of the compensation committee is “independent” as defined under the Nasdaq Marketplace Rules. The compensation committee’s responsibilities include, but are not limited to:
•
annually reviewing and approving the corporate goals and objectives to be considered in determining the compensation of our Chief Executive Officer;

•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and recommending to the independent directors on the board of directors regarding grants and awards to our Chief Executive Officer under equity-based plans;

•
reviewing and approving the cash compensation of our other executive officers;

•
reviewing and establishing our overall management compensation, philosophy and policy;

•
overseeing and administering our compensation and similar plans;

•
evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the Nasdaq Marketplace Rules;

•
reviewing and approving our policies and procedures for the grant of equity-based awards;

•
reviewing and recommending to the board of directors the compensation of our directors;

•
preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

•
reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee
Mr. de Boer, Ms. Keck and Dr. King serve on the nominating and corporate governance committee, which is chaired by Mr. de Boer. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” under the Nasdaq Marketplace Rules. The nominating and corporate governance committee’s responsibilities include, but are not limited to:
•
developing and recommending to the board of directors criteria for board and committee membership;

•
establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•
reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•
identifying individuals qualified to become members of the board of directors;

•
recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•
periodically reviewing and reassessing the adequacy of the code of business conduct and ethics and the corporate governance guidelines; and

•
overseeing the evaluation of our board of directors and management.

•
Our board of directors may, from time to time, establish other committees.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Limitation of Liability and Indemnification Matter
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Delaware law.
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered or intend to enter into indemnification agreements with each of our directors, officers and certain other employees. These agreements provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our certificate of incorporation, bylaws, amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. This description of the limitation of liability and indemnification provisions of our certificate of incorporation, bylaws, amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.
The limitation on liability and the indemnification provisions in our certificate of incorporation, bylaws, amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.
As a condition to the Exchange, we also entered into a Pre-Exchange Indemnity Agreement with our former officers and directors, pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Exchange and certain related transactions.

EXECUTIVE COMPENSATION
As an “emerging growth company” as defined in the JOBS Act and a smaller reporting company we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.
From our inception to the closing of the Exchange, no compensation was earned by or paid to our executive officers. SmartKem became our wholly owned subsidiary upon the closing of the Exchange on February 23, 2021, and its senior management became our senior management. The following table shows the compensation awarded to or earned by our principal executive officer during the fiscal year ended December 31, 2021, our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2021, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2021. The persons listed in the following table are referred to herein as the “named executive officers.”
Officer Name and Principle Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
		$	$	$	$	$
Ian Jenks Chief Executive Officer	2021	294,379	179,881	611,775	20,787	1,106,822
	2020	272,980	—	—	31,427	304,407
Robert Bahns(3) Chief Financial Officer	2021	206,843	103,287	141,025	12,617	463,772
	2020	109,454	—	—	4,331	113,785
Beverly Brown(4) Chief Scientist	2021	236,101	74,321	543,617	—	854,039
	2020	237,614	20,474	—	—	258,088

(1)
The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer, calculated in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions.

(2)
Represents our contributions to our workplace pension scheme and private healthcare insurance.

(3)
Mr. Bahns joined our company in February 2020.

(4)
Represents consulting fees paid to Dr. Brown’s consulting company.

In accordance with the U.K. Pensions Act 2008 (the “Pensions Act”), we have established a workplace pensions scheme available for all our employees in the UK, which is equivalent to a defined contribution plan. In accordance with the Pensions Act, all eligible employees are automatically enrolled upon joining our company unless they advise they wish to opt out. As defined by the Pensions Act, current required contributions are 5% employee and 3% employer. We match employee contributions to a maximum of 6% of base salary. Contributions made by us vest immediately.
Employment and Change in Control Agreements
We have entered into an employment agreement with Mr. Jenks (the “Jenks Employment Agreement”) dated as of February 23, 2021 (the “Commencement Time”) setting forth the terms and conditions of his employment and his expectations as our Chief Executive Officer and President. The Jenks Employment Agreement provides, among other things, for: (i) a term of three years beginning from the Commencement Time, subject to automatic renewal for successive one year terms unless either party provides sixty (60) days prior written notice of its intent not to renew; (ii) an annual base salary of $300,000; (iii) eligibility for an annual bonus having a target of 30% of his then base salary; and (iv) in the event that Mr. Jenks’ employment is terminated without “cause” or he resigns “for good reason” (each as defined in the Jenks Employment Agreement), or his employment is terminated at the end of the any term, as the result of our company providing notice of non-renewal, subject to execution and non-revocation of a release of claims in our favor, Mr. Jenks’ will be eligible for: (a) payments equal to six (6) months of Mr. Jenks’ base salary (at the rate in effect immediately prior to the date of termination), less applicable withholdings and authorized deductions, to be paid in equal installments in accordance with our customary payroll practices), (b) a pro-rata bonus for the year of termination and (c) in the event Mr. Jenks timely elects to continue his health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of six (6) months. Mr. Jenks is subject to non-compete and non-solicit provisions, which applies during the term of his employment and for a period of 12 months following termination of his employment for any reason. The Jenks Employment Agreement also contains customary confidentiality and assignment of inventions provisions.
We entered into a service agreement with Mr. Bahns, dated as of February 23, 2021 (the “Bahns Employment Agreement”). The Bahns Employment Agreement provides, among other things, for: (i) a three-month probationary period (the “Probationary Period”) whereby Mr. Bahns may be terminated at any time during such period upon one week’s notice or payment in lieu of notice; (ii) upon the completion of the Probationary Period by Mr. Bahns, the Bahns Employment Agreement will continue until terminated (a) by either party giving not less than six months’ prior notice in writing, (b) by SmartKem electing to make a “Payment in Lieu” whereby SmartKem pays to Mr. Bahns an amount equal to his salary which he would have been entitled to receive during the notice period referenced in clause (a), or (c) for “cause”; (iii) an annual base salary of $204,735; and (iv) Mr. Bahns’ participation in our pension program and death in service (life insurance) scheme.
We entered into a consultancy agreement with B Brown Consultants Ltd, Dr. Brown’s consultancy company, dated as of February 23, 2021 (the “Brown Consultancy Agreement”). The Brown Consultancy Agreement provides, amongst other things, for: (i) Dr. Brown (or, with the approval of our board a substitute) is to provide defined services to SmartKem; (ii) the Brown Consultancy Agreement will continue for a fixed term of three years unless terminated (a) by either party giving not less than 12 months’ prior notice in writing, or (b) by SmartKem for “cause”; and (iii) a monthly fee, payable monthly in arrears within 30 days of receipt of an invoice, by reference to daily rate of $1,119 plus applicable value added taxes and an hourly rate of $139.90 plus applicable value added taxes. SmartKem also agreed to reimburse certain expenses incurred in connection with the services to be provided under the Brown Consultancy Agreement.
Outstanding Equity Awards at December 31, 2021
The following table presents information regarding the outstanding options held by each of our named executive officers as of December 31, 2021.
			Option Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)
Name	Grant Date	Type	Exercisable	Unexercisable
Mr Jenks	3/31/2021	ISO		597,125	$2.00	3/31/2031
Mr Bahns	3/31/2021	EMI		137,648	$2.00	3/31/2031
Dr Brown(2)	2/23/2021	NQSO	178,086	—	$0.001	2/23/2031
	3/31/2021	ISO		186,601	$2.00	3/31/2031

(1)
The expiration date shown is the normal expiration date and the latest date that options may be exercised subject to certain extraordinary events.

(2)
Consists of SmartKem Unapproved Options held by Dr. Brown’s consultancy company.

Director Compensation
The following table sets forth information concerning the compensation paid to our non-employee directors during 2021.
Outside Director Name	Year	Cash Compensation	Stock Option Awards	All Other Compensation	Total
		$	$	$	$
Ms. Keck	2021	30,452	18,442	—	48,894
	2020	—	—	—	—
Mr de Boer	2021	30,452	18,442	—	48,894
	2020	—	—	—	—
Dr. King	2021	—	—	—	—
	2020	—	—	—	—

(1)
The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer, calculated in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions.

(2)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2021 held by Ms. Keck was 18,000.

(3)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2021 held by Mr. de Boer was 18,000.

(4)
The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2021 held by Dr. King was nil.

Non-Employee Director Compensation
On March 31, 2021, the Board, upon recommendation of the Compensation Committee, adopted a non-employee director compensation policy (the “Policy”), pursuant to which each non-employee employee director is entitled to receive an annual cash retainer of $36,000. In addition, each non-employee director was initially granted options to purchase 18,000 shares of common stock, which will vest 25% on the one-year anniversary of the grant date and the remainder in equal monthly installments over three years and is entitled in each subsequent year to receive options to purchase 6,000 shares of common stock, which will vest on the one-year anniversary of the grant date. All equity awards granted pursuant to Policy are subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and/or the UK Tax-Advantaged Sub-Plan.
Equity Incentive Plan
The 2021 Equity Incentive Plan which includes a UK Tax-Advantaged Sub-Plan for employees of SmartKem based in the United Kingdom (the “2021 Plan”) was approved by our board of directors and stockholders on February 23, 2021. Immediately following the closing of the Exchange, options to acquire 402,586 shares of our common stock were outstanding under the 2021 Plan, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the remaining options covering 66,029 shares of our common stock having an exercise price of $2.00 per share. The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants.
Authorized Shares
Subject to the adjustment provisions of the 2021 Plan, and the automatic increase described in the 2021 Plan, the maximum aggregate number of shares of our common stock that may be issued under the

2021 Plan is 3,297,172 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of our common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year and ending on (and including) our 2031 fiscal year, in an amount equal to the least of:
•
2,275,000 shares of our common stock;

•
four percent (4%) of the outstanding shares of our common stock (or the outstanding shares of common stock of any successor) on the last day of the immediately preceding fiscal year; or

•
such number of shares of our common stock as the administrator may determine.

If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.
Plan Administration
Our board of directors or one or more committees appointed by our board of directors will administer the 2021 Plan. In addition, if we determine it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares of our common stock covered by each award, approve forms of award agreement for use under the 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times when the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend, and rescind rules and regulations relating to the 2021 Plan, including creating sub-plans, and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator may institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants.
Stock Options
Stock options may be granted under the 2021 Plan in such amounts as the administrator will determine in accordance with the terms of the 2021 Plan. The exercise price of options granted under the 2021 Plan must at least be equal to the fair market value of our common stock on the date of grant unless the grant of an option would not violate applicable law, including applicable tax laws. The term of an option will be stated in the award agreement, and in the case of an incentive stock option, may not exceed 10 years. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if the cessation of service is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights will expire upon the date determined by the administrator and set forth in the award agreement. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if cessation of service is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.
Restricted and Unrestricted Stock
Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator (if any). The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2021 Plan, will determine any terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The administrator, in its sole discretion, may issue shares of our common stock under the 2021 Plan that are not subject to vesting or other conditions.
Restricted Stock Units
RSUs may be granted under the 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria, and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator, in its sole discretion, may grant a RSU with rights to cash dividend equivalents which may be paid during the applicable vesting period or accumulated and paid at the end of the applicable vesting period.
Performance Units and Performance Shares
Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or prior to the date of grant. Performance shares will have an initial value equal to the fair market value of our common stock on the date of grant. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. The administrator, in its sole discretion, may grant a performance unit with rights to cash dividend equivalents which may be paid during the applicable performance and/or vesting period or accumulated and paid at the end of the applicable performance and/or vesting period.
Non-Employee Directors
The 2021 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the 2021 Plan provides that in any given fiscal year, a non-employee director may not be paid, issued, or granted equity awards (including awards issued under the 2021 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000 (excluding awards or other compensation paid or provided to him or her as a consultant or employee). The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under the 2021 Plan in the future.
Non-Transferability of Awards
Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2021 Plan.
Dissolution or Liquidation
In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Exchange or Change in Control
The 2021 Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in the 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards. In the event that the successor corporation does not assume or substitute for the award (or portions thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciations rights (or portions thereof) that is not assumed or substituted for, all restrictions on restricted stock, RSUs, performance shares, and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary. Additionally, in the event an option or stock appreciation right (or portions thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right (or its applicable portion), as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion), as applicable, will terminate upon the expiration of such period.
With respect to awards granted to an outside director, in the event of a change in control, the outside director’s options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and, with respect to awards with performance- based vesting, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary.
Clawback
Awards will be subject to any Company clawback policy and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award pursuant to the terms of the clawback policy or applicable laws.
Amendment; Termination
Subject to stockholder approval if required by applicable law, the administrator has the authority to amend, alter, suspend, or terminate the 2021 Plan provided such action does not materially impair the existing rights of any participant. The 2021 Plan automatically will terminate in 2031, unless terminated sooner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following is a description of transactions since January 1, 2019 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets at year-end for our last two completed fiscal years; and

•
any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”
Registration Rights Agreement
The description set forth above under the caption “The Exchange and Related Transactions — Registration Rights Agreement” is incorporated herein by reference. All of our directors, executive officers and holders of more than 5% of our capital stock are parties to the Registration Rights Agreement.
Octopus Share Purchase Agreement
In connection with the Offering, the Company (“we”) entered into an agreement (the “Octopus Letter Agreement”), with Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), a holder of more than 5% of our common stock, pursuant to which the Octopus Investors agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the Offering subject to the satisfaction of certain U.K related tax requirements (the “Octopus Share Purchase”). The Octopus Share Purchase was conditioned on, among other things, the requirement that our gross assets must be less than £15.0 million at the time of the purchase and less than £16.0 million after giving effect to the Octopus Share Purchase.
On January 27, 2022, we entered into a subscription agreement (the “Subscription Agreement”) with the Octopus Investors effecting the Octopus Share Purchase. Pursuant to the Subscription Agreement, we issued the Octopus Investors an aggregate of 1,000,000 shares of common stock (the “Octopus Shares”), at a purchase price of $2.00 per share. On January 27, 2022, we also entered into a registration rights agreement (the “Octopus Registration Rights Agreement”) with the Octopus Investors, pursuant to which we agreed, subject to customary exceptions, to file, no later than fifteen (15) calendar days after we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, a registration statement with the SEC covering the Octopus Shares. We are required to use commercially reasonable efforts to cause such registration statement to be declared effective within 150 calendar days after the closing of the Octopus Share Purchase. We must use commercially reasonable efforts to keep such registration statement effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Octopus Shares have been transferred other than to certain enumerated permitted assignees under the Octopus Registration Rights Agreement, or (iii) the date on which no Octopus Shares are outstanding.
Related Party Transactions with Parasol Investments Corporation
On May 14, 2020, we issued (i) an aggregate of 4,750,000 shares of common stock to Mark Tompkins, a director of our company, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to our counsel in connection with the formation and organization of the Company and (ii) an aggregate of 250,000 shares of common stock to Ian Jacobs, an officer and director of our company, for an aggregate cash purchase price equal to $25, pursuant to the terms and conditions set forth in the Common Stock Purchase Agreement with each person.
On May 14, 2020, in connection with advances made in connection with costs incurred by us, we issued a promissory note to Mark Tompkins, a stockholder and director of our company, pursuant to which we agreed to repay Mr. Tompkins the sum of any and all amounts that Mr. Tompkins may advance to us on or before the date that we consummate a business combination with a private company or reverse takeover transaction or other transaction after which we would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). We have used the proceeds from the note to cover our expenses. Although Mr. Tompkins had no obligation to advance funds to us under the terms of the note, we anticipated that he might do so as fees and expenses were incurred. As a result, we issued the note in anticipation of such advances. Interest did not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) occurred. In the event of an Event of Default, the entire note would automatically become due and payable (the “Default Date”), and starting from five (5) days after the Default Date, interest on the note would accrue at the rate of eighteen percent (18%) per annum. As of the Closing, 2021, the total amount due under the note was $47,500 which was paid in full at the Closing.
Prior to the Closing, we used the office space and equipment of our management at no cost.
Related Party Transactions with SmartKem Limited
In 2017, SmartKem entered into a services agreement with BASF Schweiz AG and BASF New Business Group (collectively, the “BASF Entities”) pursuant to which the BASF Entities assisted SmartKem in the development of a manufacturing process for its patented small molecule polymeric material.
SmartKem incurred total expenses of $229,010 during the year ended December 31, 2019 under the services agreement. No further expenses were incurred during the year ended December 31, 2020. BASF Venture Capital GmBH, which was a holder of more than 5% of SmartKem’s ordinary shares prior to consummation of the Exchange and the initial closing of the Offering, is an affiliate of the BASF Entities.
Commencing in June 2019 and continuing through September 2019, SmartKem issued and sold an aggregate of $3.7 million of its convertible loan notes (the “Convertible Loan Notes”). The Convertible Loan Notes bore interest at a rate of 10% per annum and outstanding interest and principal thereon was convertible into SmartKem’s A ordinary shares at a conversion price of $0.017031 per A ordinary share. Certain of SmartKem’s directors, executive officers and beneficial owners of 5% or more of SmartKem’s capital stock purchased Convertible Loan Notes in that offering as shown in the table below
Name	Principal Amount Purchased
Octopus Titan VCT plc	$2,537,000
Entrepreneurs Fund LP	$951,000
In January and February 2020 SmartKem issued a total of 209,862,051 of its A ordinary shares for $4.3 million. In connection therewith, $4.0 million of outstanding principal and interest on the Convertible Loan Notes was converted into an aggregate of 245,540,150 A ordinary shares. In addition, $8.8 million of outstanding principal and interest of outstanding convertible notes issued in 2018 was converted into 542,767,502 A ordinary shares. In connection with these transactions, in February 2020 SmartKem simplified its share capital by converting (i) 6,451,915 growth shares, held by founding shareholders and which benefited only from the increase in value of SmartKem above a specified level (the “Growth Shares”), into ordinary shares, (ii) 66,385,787 ordinary shares into deferred shares with no voting rights and an aggregate value of $1.40 (the “Deferred Shares”), (iii) 137,310,817 A ordinary shares into Deferred Shares, and (iv) 83,076,995 A ordinary shares into ordinary shares. In connection with these transactions, in April 2020 the share capital was further simplified by the conversion into Deferred Shares of an additional 91,540,545 A ordinary shares and 20,887,272 ordinary shares.
In July 2020, SmartKem issued an additional 16,025,641 A ordinary shares to Entrepreneurs Fund LP for $313,000. In connection with this transaction, in July 2020 91,540,545 Deferred Shares were converted back into A ordinary shares and 20,887,272 Deferred Shares were converted back into ordinary shares.
The following directors, executive officers and beneficial owners of more than 5% of SmartKem’s capital stock effected the following transactions as part of the transactions described above:

	Transaction	Consideration	Equity issue
Octopus Titan VCT	Loan conversion	$5,876,000	344,932,672 A ordinary shares
Octopus Titan VCT	Investment	$4,074,000	191,346,155 A ordinary shares
Entrepreneurs Fund LP	Loan conversion	$4,200,000	246,551,742 A ordinary shares
Entrepreneurs Fund LP	Investment	$682,000	32,051,282 A ordinary shares
In connection with SmartKem’s January 2020 funding raising round, SmartKem simplified its share capital initially by converting into ordinary shares on a one-for one basis 83,076,695 A ordinary shares and all 6,451,915 Growth Shares.
In February 2020, a further 137,310,817 A ordinary shares and 66,385,787 ordinary shares were converted into Deferred Shares.
In April 2020, 91,540,545 A ordinary shares and 20,887,272 ordinary shares were converted into Deferred Shares, then back again in July 2020.
On February 23, 2021, at the direction of the holders of such A ordinary shares provided in accordance with SmartKem’s articles of association 876,884,527 A ordinary shares were reclassified as ordinary shares.
On February 23, 2021, conditional on the consummation of the Exchange, the holders of EMI Options covering 124,497,910 ordinary shares exercised them for $18,916, with options covering 123,087,910 shares exercised at a price of $0.000014 per share and the options covering the remaining 1,410,000 shares exercised at a price of $0.0122 per share.
Review, Approval and Ratification of Related Party Transactions
Our board of directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest (collectively “related parties”), are not permitted to enter into a transaction with us without the prior consent of our board of directors acting through the Audit Committee or, in certain circumstances, the chairman of the Audit Committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our Audit Committee, or in certain circumstances the chairman of our Audit Committee, for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee, or the chairman of our Audit Committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

DIVIDEND POLICY
We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.
DETERMINATION OF OFFERING PRICE
The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.
MARKET INFORMATION FOR OUR COMMON STOCK
Market Information
Quotations on our common stock on the OTC Market Group’s OTCQB® Market quotation system (“OTCQB”) commenced under the ticker symbol “SMTK” in February 2022. There was no trading of our common stock on the OTCQB or any other over-the-counter market prior to February 2022.
Holders of Record
As of April 7, 2022, there were 26,566,809 shares of our common stock outstanding which were held by 121 stockholders of record as reported by our transfer agent. This number does not include beneficial owners whose shares are held in street name. The actual number of holders of our Common Stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 7, 2022 by:
•
each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 26,566,809 shares of our common stock outstanding as of April 7, 2022. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of our common stock as to which such person or entity has the right to acquire within 60 days of April 7, 2022, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o SmartKem, Inc., Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley Manchester, M9 8GQ U.K.
Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Stockholders:
Octopus Investments Limited, 33 Holborn, London EC1N 2HT(1)	7,476,028	28.1%
Entrepreneurs Fund LP, 2nd Floor, Windward House, La Route de la Liberation, St Helier, Jersey, JE2 3BQ, The Channel Islands(2)	3,585,252	13.5%
Orin Hirschman, 6006 Berkeley Ave., Baltimore, MD 21209(3)	2,532,000	9.5%
Mark Tompkins Apt. 1, Via Guidino 23, 6900 Lugano-Paradiso Switzerland	2,300,000	8.7%
Named Executive Officers and Directors:
Ian Jenks(4)	820,481	3.1%
Robert Bahns(5)	161,865	*%
Simon Ogier(6)	256,398	1.0%
Beverley Brown(7)	256,399	1.0%
Simon King(8)	—	—%
Klaas de Boer(9)	205,625	*%
Barbra C. Keck(10)	5,625	*%
All directors and current executive officers as a group (7 persons)	1,706,393	6.3%

*
Less than 1%

(1)
Consists of 7,416,307 shares of our common stock held by Octopus Titan VCT Plc and 59,721 shares of our common stock held by Octopus Investments Nominees Limited (collectively, the “Octopus Funds”). Octopus Investments Limited (“Octopus”) is the sole manager of each of the Octopus Funds. Through Octopus’s position with Octopus Funds, Octopus is deemed to control the voting and disposition of the shares of our common stock held by the Octopus Funds. Octopus disclaims beneficial ownership of the shares of our common stock held by the Octopus Funds except to the extent of its pecuniary interest therein.

(2)
Consists of 3,585,252 shares of our common stock held by Entrepreneurs Fund LP (“Entrepreneurs Fund”). Entrepreneurs Fund General Partner Limited (the “Entrepreneurs General Partner”) is the

general partner of the Entrepreneurs Fund. By virtue of such relationship, Entrepreneurs General Partner may be deemed to have voting and investment power with respect to the securities held by Entrepreneurs Fund. Entrepreneurs Fund General Partner disclaims beneficial ownership of the shares of our common stock held by Entrepreneurs Fund except to the extent of its indirect pecuniary interest therein.
(3)
Consists of (i) 1,592,000 shares of our common stock held by AIGH Investment Partners, LP (“AIGH LP”), (ii) 708,000 shares of our common stock held by WVP Emerging Manager Onshore Fund, LLC — AIGH Series (“WVP AIGH”), and (iii) 232,000 shares of our common stock held by WVP Emerging Manager Onshore Fund, LLC — Optimized Equity Series (“WVP OES”). Excludes (i) pre-funded warrants to purchase an aggregate of 1,468,000 shares of our common stock held by AIGH LP (ii) pre-funded warrants to purchase an aggregate of 662,500 shares of our common stock held by AIGH Investment Partners, LLC (“AIGH LLC”), (iii) pre-funded warrants to purchase an aggregate of 25,000 shares of our common stock held by HLH Holdings LLC (“HLH Holdings”), and (iv) pre-funded warrants to purchase an aggregate of 12,500 shares of our common stock held by Woodcourt Capital LLC (“Woodcourt”), none of which are exercisable within 60 days of March 14, 2021 as a result of the provisions contained therein which prevent the holder of such pre-funded warrants from exercising them if such exercise would result in the holders thereof, or certain related parties, having beneficial ownership of more than 9.99% of our common stock. Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), which is an advisor or sub-advisor with respect to the securities held by AIGH LP, WVP AIGH, and WVP OES, and president of AIGH LLC. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly by AIGH LP and AIGH LLC and may be deemed to have voting and investment control over the securities held by each of HLH Holdings and Woodcourt.

(4)
Includes 633,880 shares of our common stock held and options to acquire 186,601 shares of our common stock exercisable within 60 days of April 7, 2022.

(5)
Includes 118,852 shares of our common stock and options to acquire 43,013 shares of our common stock exercisable within 60 days of April 7, 2022.

(6)
Includes 198,087 shares of our common stock held and options to acquire 58,311 shares of our common stock exercisable within 60 days of April 7, 2022.

(7)
Includes 20,002 shares of our common stock held by B Brown Consultants Ltd and options to acquire 236,397 shares of our common stock exercisable within 60 days of April 7, 2022 held by Dr. Brown. Dr. Brown exercises dispositive and voting power over the securities owned by B Brown Consultants Ltd.

(8)
Dr. King is one of the five partners of Octopus.

(9)
Consists of 200,000 shares of our common stock purchased by Mr. de Boer’s spouse in the Offering and options to acquire 5,625 shares of our common stock exercisable within 60 days of April 7, 2022.

(10)
Consists of options to acquire 5,625 shares of our common stock exercisable within 60 days of April 7, 2022.

Securities Authorized for Issuance Under Equity Compensation Plans
General
The 2021 Equity Incentive Plan which includes a UK Tax-Advantaged Sub-Plan for employees of SmartKem based in the United Kingdom (the “2021 Plan”) was approved by our board of directors and stockholders on February 23, 2021. The general purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors, and consultants, and to promote the success of our business.
The following table provides information with respect to our compensation plans under which equity compensation was authorized as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) c)(2)
Equity compensation plans approved by security holders(1)	1,953,882	$1.72	301,309
Equity compensation plans not approved by security holders	—	$—	—
Total	1,953,882	$1.72	301,309

(1)
The amounts shown in this row include securities under the 2021 Plan.

(2)
In accordance with the “evergreen” provision in our 2021 Plan, an additional 1,022,672 shares were automatically made available for issuance on the first day of 2022, which represents 4.0% of the number of shares outstanding on December 31, 2021; these shares are excluded from this calculation.

SELLING STOCKHOLDERS
This prospectus covers the sale or other disposition by the selling stockholders identified below of up to 1,000,000 shares of our common stock. The selling stockholders acquired their shares of common stock pursuant to the Octopus Share Purchase. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by us or on our behalf. We will not receive any proceeds from the resale of the common stock by the selling stockholders.
Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the last three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with us or any of our affiliates within the last three years.
The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.
The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.
Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Shares Offered by this Prospectus	Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned after Offering
Octopus Titan VCT Plc(2) . . . . . . . . . . . . . . . . . . .	7,416,307	986,375	6,429,932	24.2%
Octopus Investments Nominees Limited(2)	59,271	13,625	46,096	*

*
Represents less than 1%.

(1)
Percentage is based on 26,566,809 shares of Common Stock outstanding as of April 7, 2022.

(2)
Octopus Investments Limited (“Octopus”) is the sole manager of each of Octopus Titan VCT Plc and Octopus Investments Nominees Limited (collectively, the “Octopus Funds”). Through Octopus’s position with Octopus Funds, Octopus is deemed to control the voting and disposition of the shares of our common stock held by the Octopus Funds. Octopus disclaims beneficial ownership of the shares of our common stock held by the Octopus Funds except to the extent of its pecuniary interest therein. Dr. King is one of the five partners of Octopus.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or other distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions, and / or directly to one or more purchasers;

•
through agents;

•
through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

•
through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable laws;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
in other ways not involving market makers or established trading markets;

•
by pledge to secure debts and other obligations;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of these provisions, including the requirements of Rule 144(i) applicable to former “shell companies.”
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale or other disposition of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale or other disposition of the shares of our common stock covered by this prospectus will be the price at which the shares of our common stock are sold or otherwise disposed of, less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of our common stock covered hereby to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by a holder thereof.
The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares of our common stock or interests therein covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum amount of any compensation to be received by any FINRA member will not be greater than an amount that is considered fair and reasonable for the sale of any securities being registered. Each selling stockholder has informed us that it does not as of the date hereof have any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock covered by this prospectus. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.
In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
In connection with the Octopus Share Purchase, we agreed with the Octopus Investors to keep the registration statement of which this prospectus constitutes a part effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Octopus Shares have been transferred other than to certain enumerated permitted assignees under the Octopus Registration Rights Agreement, or (iii) the date on which no Octopus Shares are outstanding.

DESCRIPTION OF CAPITAL STOCK
We have authorized capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 7, 2022, we had 26,566,809 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Dividends
Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.
Liquidation
In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Preferred Stock
The following description of our preferred stock and the description of the terms of any particular series of our preferred stock that we choose to issue hereunder are not complete. These descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and the certificate of designation, if and when adopted by our board of directors, relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.
We currently have no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action.
Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Certain provisions of Delaware law and certain provisions included in our amended and restated certificate of incorporation and in our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
Preferred Stock
Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.
Removal of Directors
Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause.
Director Vacancies
Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.
No Cumulative Voting
Our amended and restated certificate of incorporation does not provide stockholders with the right to cumulate votes in the election of directors.
Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer, or our board of directors.
Advance Notice Procedures for Director Nominations
Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by our secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Amending our Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation provides that the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation.
Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of any exchange upon which our common stock may become listed, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.
Exclusive Jurisdiction
Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee to the us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) (A) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although our amended and restated certificate of incorporation contains the exclusive forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.
Limitations of Liability and Indemnification Matters
For a discussion of liability and indemnification, see “Directors, Executive Officers, Promoters and Control Persons-Limitation of Liability and Indemnification” above.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE
Although our common stock is quoted on the OTCQB marketplace, trading in our common stock has been sporadic and an active market for our common stock has not yet developed. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.
As of April 7, 2022, we had had 26,566,809 shares of our common stock outstanding, most of which can be publicly sold under Rule 144 promulgated under the Securities Act or under an effective registration statement. We are registering under the registration statement of which this prospectus forms a part 1,000,000 shares of our common stock issued in connection with the Octopus Share Purchase.
Lock-Up Agreements
In connection with the Offering, each of our current executive officers and directors, certain former SmartKem stockholders and certain option holders agreed to by us and SmartKem (collectively, the “Restricted Holders”) holding in the aggregate approximately 94.7% of the shares of our common stock issuable in the Exchange, or a total of 12,054,459 shares of our common stock, entered into lock-up agreements (the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, certain Restricted Holders were restricted for a period of one year after the closing of the Offering from selling or disposing of shares of our common stock held by (or issuable to) them, excluding any shares of our common stock purchased by them in the Offering, subject to customary exceptions. As of February 21, 2022, such Restricted Holders (who hold an aggregate of 10,661,239 shares of common stock) were no longer subject to their Lock-Up Agreements and the shares of our common stock held by such Restricted Holders are eligible for sale in the public market in compliance with Rule 144 under the Securities Act or another exemption under the Securities Act or pursuant to an effective registration statement.
Restricted Holders who hold of shares of our common stock acquired upon the acceleration and exercise of SmartKem EMI Options and new options issued in consideration for the waiver and release of the SmartKem Unapproved Options are restricted from selling or disposing of shares of our common stock held by (or issuable to) them, excluding any shares of our common stock purchased by them in the Offering, subject to customary exceptions, until February 23, 2023, the two year anniversary of the closing of the Exchange. Following such date, the shares our common stock held by such Restricted Holders will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act or another exemption under the Securities Act or pursuant to an effective registration statement.
Rule 144
Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which we provided Form 10 information in our Current Report on Form 8-K filed in connection with the Exchange and the Offering on February 24, 2021, and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K.
In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted securities for at least 12 months is thereafter entitled to sell such securities freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other persons in control of us, that has held restricted securities for at least 12 months is thereafter entitled to sell such securities subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares of our common stock within any three-month period to a number of shares of our common stock that does not exceed 1% of the total number of outstanding shares of our common stock or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale.
A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of our common stock for at least one year is entitled to sell the shares of our common stock under Rule 144 without regard to any of the limitations described above.
Regulation S
Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that shares of our common stock may be sold in some other manner outside the United States without requiring registration in the United States.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the Closing of the Exchange (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares of our common stock beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).
Registration Rights
In connection with the Exchange and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we previously filed a registration statement with the SEC (the “Registration Statement”) covering (i) the shares of our common stock issued in the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of our common stock issued or issuable as a result of the Exchange; (iv) 2,500,000 shares of our common stock held by the stockholders of Parasol prior to the Exchange; and (v) 50,000 shares of our common stock issued to certain advisors in connection with the Exchange and the Offering ((i)-(v) collectively, the “Registrable Shares”). We must use commercially reasonable efforts to keep the Registration Statement effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Registrable Shares have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement, or (iii) the date on which no Registrable Securities are outstanding.
On January 27, 2022, we entered into the the Octopus Registration Rights Agreement with the Octopus Investors, pursuant to which we agreed, subject to customary exceptions, to file, no later than fifteen (15) calendar days after we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, a registration statement with the SEC covering the Octopus Shares. Pursuant to the Octopus Registration Rights Agreement we filed the registration statement of which this prospectus forms a part with the SEC. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective within 150 calendar days after the closing of the Octopus Share Purchase. We must use commercially reasonable efforts to keep the registration statement effective for the earlier of (i) five years from the date it is declared effective by the SEC, (ii) the date on which all Octopus Shares have been transferred other than to certain enumerated permitted assignees under the Octopus Registration Rights Agreement, or (iii) the date on which no Octopus Shares are outstanding.

Form S-8 Registration Statement
We have filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are outstanding or reserved for issuance under the 2021 Plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations, to the extent applicable, and the lock-up agreements described above, if applicable.

LEGAL MATTERS
The validity of the shares of our common stock covered by this prospectus will be passed upon for us by Lowenstein Sandler LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this Prospectus and in the Registration Statement has been so included in reliance on the report of BDO LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
BDO LLP, Manchester, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including exhibits and schedules, with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of our common stock covered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov.
We maintain a website at www.smartkem.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the SEC will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

SmartKem, Inc.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
SmartKem, Inc.
Manchester, United Kingdom
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of SmartKem, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO LLP
BDO LLP
We have served as the Company’s auditor since 2020.
Manchester, United Kingdom
March 28, 2022

SMARTKEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except number of shares and per share data)
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$12,226	$764
Accounts receivable	—	18
Research and development tax credit receivable	1,070	982
Prepaid expenses and other current assets	802	259
Total current assets	14,098	2,023
Property, plant equipment, net of accumulated depreciation of $1,102 and $908	802	682
Right-of-use assets, net	154	236
Other assets	6	8
Total assets	$15,060	$2,949
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,423	$861
Current lease liabilities	87	217
Total current liabilities	1,510	1,078
Non-current lease liabilities	28	20
Total liabilities	1,538	1,098
Commitments and contingencies (Note 9)
Stockholders’ Equity:
Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 25,554,309 and 13,627,887 shares issued and outstanding, at December 31, 2021 and December 31, 2020, respectively*	3	1
Additional paid-in capital	89,954	61,276
Accumulated other comprehensive loss	(1,363)	(1,480)
Accumulated deficit	(75,072)	(57,946)
Total Stockholders’ equity	13,522	1,851
Total Liabilities and Stockholders’ Equity	$15,060	$2,949

*
Please refer to Note 1

The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except number of shares and per share data)
	Year Ended December 31,
	2021	2020
Revenue	$18	$94
Cost of revenue	8	55
Gross profit	10	39
Other operating income	1,285	1,437
Operating Expenses:
Research and development	8,199	4,319
Selling, general and administrative	8,069	1,707
Transaction expenses	1,329	—
Total operating expenses	17,597	6,026
Loss from operations	(16,302)	(4,550)
Non-operating (Expense)/Income
(Loss) on foreign currency transactions	(808)	—
Other income	—	1
Interest expense	(19)	(6,835)
Interest income	3	3
Change in fair value of derivative asset	—	(6,282)
Loss on conversion of convertible notes payable	—	(5,470)
Total non-operating (expense)	(824)	(18,583)
Loss before income taxes	(17,126)	(23,133)
Income tax expense	—	—
Net loss	$(17,126)	$(23,133)
Net loss	$(17,126)	$(23,133)
Other comprehensive loss:
Foreign currency translation	117	(284)
Total comprehensive loss	$(17,009)	$(23,417)
Basic & diluted net loss per common share	$(0.68)	$(1.80)
Basic & diluted weighted average shares outstanding	25,233,384	12,821,748
The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)
	Common stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2020	2,183,885	$—	$30,926	$(1,196)	$(34,813)	$(5,083)
Issuance of common stock	2,548,877	—	4,592	—	—	4,592
Conversion of notes and interest	8,895,125	1	25,758	—	—	25,759
Foreign currency translation adjustment	—	—	—	(284)	—	(284)
Net loss	—	—	—	—	(23,133)	(23,133)
Balance at December 31, 2020	13,627,887	1	61,276	(1,480)	(57,946)	1,851
	Common stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2021	13,627,887	$1	$61,276	$(1,480)	$(57,946)	$1,851
Issuance of common shares due to exercise of stock-options	1,424,622	1	19	—	—	20
Stock-based compensation expense	—	—	6,196	—	—	6,196
Repurchase of common stock	(2,307,700)	—	—	—	—	—
Effect of reverse capitalization	2,500,000	—	—	—	—	—
Issuance of common shares to vendor	147,500	—	280	—	—	280
Issuance of common stock and warrants in private placement	10,162,000	1	24,637	—	—	24,638
Issuance costs related to common stock and warrants in private placement	—	—	(2,454)	—	—	(2,454)
Foreign currency translation adjustment	—	—	—	117	—	117
Net loss	—	—	—	—	(17,126)	(17,126)
Balance at December 31, 2021	25,554,309	3	89,954	(1,363)	(75,072)	13,522
The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(17,126)	$(23,133)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	209	197
Common shares issued to vendor for services	263	—
Amortization of right of use asset	234	176
Stock-based compensation	6,196	—
Non-cash interest expense	—	6,835
Change in fair value of embedded conversion feature	—	6,282
Loss on conversion of convertible notes payable	—	5,470
Change in operating assets and liabilities:
Accounts receivable, net	19	(17)
Research & development tax credit receivable	(104)	551
Prepaid expenses and other current assets	(532)	(70)
Accounts payable and accrued expenses	579	(214)
Lease liabilities	(276)	(157)
Other assets	2	(2)
Net cash used in operating activities	(10,536)	(4,082)
Cash flows from investing activities:
Purchases of property, plant and equipment	(341)	(118)
Net cash used by investing activities	(341)	(118)
Cash flows from financing activities:
Proceeds from term loan payable	738	—
Repayment of term loan payable	(738)	—
Proceeds from the issuance of common stock	—	4,592
Proceeds from the issuance of common stock and warrants in private placement	24,638	—
Payment of issuance costs	(2,454)	—
Proceeds from the exercise of stock options	20	—
Net cash provided by financing activities	22,204	4,592
Effect of exchange rate changes on cash	135	(40)
Net change in cash	11,327	392
Cash, beginning of year	764	412
Cash, end of year	$12,226	$764
Supplemental disclosure of cash and non-cash investing and financing activities
Cash paid for income taxes	$—	—
Cash paid for interest	$19	—
Right of use asset and lease liability additions	$136	—
Issuance of common shares for consulting services	$—	—
Conversion of debt and accrued interest into common shares	$—	25,759
The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
1.   BUSINESS AND LIQUIDITY
Organization & Reverse Recapitalization
SmartKem Inc. (“SmartKem” or the “Company”) a Delaware corporation, formerly known as Parasol Investments Corporation (“Parasol”), was formed on May 13, 2020 and is the successor, as discussed below, of SmartKem Limited, which was formed under the Laws of England and Wales. The Company was founded as a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the Exchange described below.
On February 23, 2021 Parasol entered into a Securities Exchange Agreement (“the Exchange Agreement”), with SmartKem Limited. Pursuant to the Exchange Agreement all of the equity interests in SmartKem Limited, except certain deferred shares which had no economic or voting rights (the “Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of Parasol common stock, par value $0.0001 per share (“common stock”), and SmartKem Limited became a wholly owned subsidiary of Parasol (the “Exchange”).
As a result of the Exchange, Parasol legally acquired the business of SmartKem Limited, and continues as the existing business operations of SmartKem Limited as a public reporting company under the name SmartKem, Inc.
Under ASC 805, Business Combinations, SmartKem Limited was deemed the accounting acquirer based on the following predominate factors: Parasol was created as a “shell” company to effect a business combination and had no operations, the former shareholders of SmartKem Limited own more than a majority of the outstanding voting stock of the Company, the Company’s board of directors and management consists of the former board of directors and management of SmartKem Limited, SmartKem Limited was the largest entity by assets at the time of the Exchange, and the principal operating location of the Company is SmartKem Limited’s premises which are located in Manchester, United Kingdom.
The Exchange was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, Parasol was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Exchange was treated as the equivalent of SmartKem Limited issuing stock for the net assets of Parasol, accompanied by a recapitalization. The net assets of Parasol are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Exchange are those of SmartKem Limited. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Exchange, have been retroactively restated as shares reflecting the exchange ratios established in the Exchange.
At the closing of the Exchange (the “Closing”), each SmartKem Limited ordinary share issued and outstanding immediately prior to the Closing (other than the Deferred Shares) was exchanged for 0.0111907 of a share of the Company’s common stock and each SmartKem Limited A ordinary share issued and outstanding immediately prior to the Closing was exchanged for 0.0676668 of a share of the Company’s common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem Limited’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910 SmartKem Limited ordinary shares (the “SmartKem Limited EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of the Company’s common stock pursuant to the Exchange. In aggregate 1,127,720,477 SmartKem Ltd shares were exchanged for 12,725,000 of the Company’s common stock, an average exchange ratio of 0.011283825. Immediately prior to the Closing, an aggregate of 2,500,000 shares of the Company’s common stock owned by the stockholders of Parasol prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Business
SmartKem, Inc. is seeking to reshape the world of electronics with a revolutionary semiconductor platform that enables a new generation of displays, sensors and logic. SmartKem’s patented TRUFLEX® inks are solution deposited at a low temperature, on low-cost substrates to make organic thin-film transistor (OTFT) circuits. The company’s semiconductor platform can be used in a number of applications including mini-LED displays, AMOLED displays, fingerprint sensors and logic circuits. SmartKem develops its materials at its research and development facility in Manchester, UK and its semiconductor manufacturing process at the Centre of Process Innovation (CPI) in Sedgefield, UK. The company has an extensive IP portfolio including approximately 120 issued patents.
COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic (the “Pandemic”). The Pandemic has had a widespread and detrimental effect on the global economy and has adversely impacted the Company’s business and results of operations. The Company has experienced travel bans, states of emergency, quarantines, lockdowns, “shelter in place” orders, business restrictions and shutdowns in the countries where it operates. The Company’s containment measures have impacted its day-to-day operations and disrupted its business. Because the severity, magnitude and duration of the Pandemic and its economic consequences are highly uncertain, rapidly changing and difficult to predict, the ultimate impact of the Pandemic on the Company’s business, financial condition and results of operations is currently unknown. The additional costs incurred by the Company related to COVID-19 for the year ended December 31, 2021 were deemed to be immaterial to the consolidated financial statements. The Company anticipates there may be additional costs relating to the Pandemic incurred in the upcoming months that will be attributable to fiscal year 2022 and thereafter. These costs are not expected to be material.
The consolidated entity presented is referred to herein as “SmartKem”, “we”, “us”, “our”, or the “Company”, as the context requires and unless otherwise noted.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Basis for Presentation
These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States of America ( “US GAAP”) as defined by the Financial Accounting Standards Board (FASB) within the FASB Accounting Standards Codification (“ASC”) and are presented in thousands, except number of shares and per share data.
Going Concern
The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities, and commitments in the ordinary course of business. Since inception, we have incurred recurring losses including net losses of $17.1 million and $23.1 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $75.1 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products.
We expect that our cash and cash equivalents of $12.2 million as of December 31, 2021 will be sufficient to fund our operating expenses and capital expenditure requirements through at least 12 months from the issuance date of these consolidated financial statements through the first quarter of 2023. It is possible this period could be shortened if there are any significant increases in planned spending or development programs or more rapid progress of development programs than anticipated.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Our future viability is dependent on our ability to raise additional capital to fund our operations. In the long-term, we will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Until such time, if ever, as we can generate sufficient cash through revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern.
Basis of Consolidation
The consolidated financial statements include the accounts of SmartKem, Inc. and its wholly-owned subsidiaries, SmartKem Delaware, Inc. and SmartKem Limited. The Company does not have any nonconsolidated subsidiaries. All intercompany balances and transactions have been eliminated on consolidation, including unrealized gains and losses on transactions between the companies.
The Company’s formerly wholly-owned subsidiary, SmartKem Delaware Inc. was dissolved on May 13, 2021.
Comprehensive loss
Comprehensive loss of all periods presented is comprised primarily of net loss and foreign currency translation adjustments.
Management’s Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relates to the valuation of common share, fair value of share options, fair value of embedded conversion features in the convertible notes, and the valuation allowance of deferred tax assets. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates.
Certain Risk and Uncertainties
The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the growth stage, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology, and compliance with regulatory requirements. See Item 1a of this Form 10-K for a fuller discussion of the Company’s risk factors.
The Company has access under a framework agreement to equipment which is used in the manufacturing of demonstrator products employing the Company’s inks. If the Company lost access to this fabrication

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
facility, it would materially and adversely affect the Company’s ability to manufacture prototypes and demonstration products for potential customers. The loss of this access could significantly impede the Company’s ability to engage in product development and process improvement activities. Alternative providers of similar services exist, but would take effort and time to bring into the Company’s operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. As of December 31, 2021 and 2020, the Company did not have any cash equivalents.
Accounts Receivable
Accounts receivable are stated at the amount the Company expects to collect and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. These receivables have historically been paid timely. Due to the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances for doubtful accounts would be required. There was no allowance for doubtful accounts recorded as of December 31, 2021 and 2020.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Periodically, the Company maintains deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses in these deposits.
Property, Plant and Equipment
Property, plant and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation and amortization are provided using the accelerated declining balance method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives. Property, plant and equipment is depreciated at 25 percent of net book value on an annual basis, resulting in an estimated useful life of approximately 15 years.
Impairment of Long-Lived Assets
Management continually evaluates whether events or changes in circumstances might indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows in measuring whether the long-lived asset should be written down to fair value. Measurement of the amount of impairment would be based on generally accepted valuation methodologies, as deemed appropriate. If the carrying amount is greater than the undiscounted cash flows, the carrying amount of the asset is reduced to the asset’s fair value. An impairment loss is recognized immediately as an operating expense in the consolidated statements of operations. Reversal of previously recorded impairment losses are prohibited. As of December 31, 2021 and 2020,

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Company’s management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.
Derivative Asset for Embedded Conversion Features
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.
The Company evaluates convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
The fair value of the embedded conversion features are estimated using a Monte Carlo simulation model, in which possible outcomes and their values are simulated repeatedly and randomly. Under the Monte Carlo method the Company estimated the fair value of the convertible notes conversion feature at the time of issuance and subsequent remeasurement dates, utilizing the with-and without method, where the value of the derivative feature is the difference in values between a note simulated with the embedded conversion feature and the value of the same note simulated without the embedded conversion feature. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors.
Fair Value of Financial Instruments
ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2021 and 2020. The carrying value of the Company’s cash, accounts receivable, other receivables, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The carrying value of derivative asset is displayed at fair value. See Note 8 for additional information regarding fair value measurements.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Convertible Notes
The Company accounts for its convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate.
Debt discount created by the bifurcation of embedded feature in the convertible notes are reflected as a reduction to the related debt liability. The discount is amortized to interest expense over the term of the debt using the effective-interest method.
Warrants
The accounting treatment of warrants issued is determined pursuant to the guidance provided by ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, as applicable. Each feature of a freestanding financial instrument including, without limitation, any rights relating to subsequent dilutive issuance, dividend issuances, equity sales, rights offerings, forced conversions, dividends, and exercise are assessed with determinations made regarding the proper classification in the Company’s consolidated financial statements. The Company determined that all warrants meet the criteria to be classified as equity.
Leases
Operating lease assets are included within operating lease right-of-use assets, and the corresponding operating lease obligation on the consolidated balance sheets as of December 31, 2021 and 2020. The Company has elected not to present short-term leases as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used an incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.
Revenue
The Company applies the provisions of ASC 606, Revenue from Contracts with Customers. The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration the Company expects to be entitled to. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contact and (5) recognize revenue when a performance obligation is satisfied.
The Company’s current contracts with customers do not contain significant estimates or judgments. All of the Company’s revenue contains a single performance obligation that is recognized upon fulfilment of the sales order.
The Company derives its revenues primarily from sales of demonstrator units to customers evaluating organic semiconductor technology. The transaction price is stated in each customer agreement and is allocated to a single performance obligation. Revenue is recognized upon shipment of each demonstrator, at a point in time. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than a year.
Research and Development Expenses
The Company expenses research and development costs as incurred. Research and development costs include salaries, employee benefit costs, direct project costs, supplies and other related costs. Advance

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received.
Patent and Licensing Costs
Patent and licensing costs are expensed as incurred because their realization is uncertain. These costs are classified as research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.
Other Operating Income
The Company’s other operating income is related to government grant incentives received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development Expenditure Credit scheme, which is a government tax incentive designed to reward innovative companies for investing in research and development. Such incentives are recorded as other income when it is probable the amounts are collectible and can be reasonably estimated.
For the year ended December 31, 2021 and 2020, the Company recorded grant income and research & development tax credits of $1,285 thousand and $1,437 thousand, respectively, which are recorded as other operating income in the accompanying consolidated statements of operations. As of December 31, 2021, and December 31, 2020, the Company had receivables related to research & development tax credits for payments not yet received of $1,070 thousand and $982 thousand, respectively.
Ordinary Shares Valuation
Due to the absence of an active market for the Company’s ordinary shares, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its ordinary shares. In determining the exercise prices for options to be issued, the estimated fair value of the Company’s ordinary shares on each grant date was estimated based upon a variety of factors, including:
•
the issuance prices of ordinary shares;

•
the rights and preferences of preferred shareholders;

•
the progress of the Company’s research and development programs;

•
the Company’s stage of development and business strategy;

•
external market conditions affecting the technology industry and trends within the technology industry;

•
the Company’s financial position, including cash on hand;

•
the Company’s historical and forecasted performance and operating results;

•
the lack of active public market for the Company’s ordinary shares;

•
the likelihood of achieving a liquidity event, such as a securities offering, initial public offering or a sale of the Company’s shares.

Significant changes to the key assumptions underlying the factors used could result in different fair values of ordinary shares at each valuation date.
Ordinary shares are classified in shareholders’ equity and represent issued share capital.
Share-based compensation
All share-based payments, including grants of stock options, are measured based on the fair value of the share-based awards at the grant date and recognized over their respective vesting periods. Outstanding

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
options generally expire 10 years after the grant date. The Company has issued options that vest based on service requirements and issued options that vest based on performance requirements. Options become exercisable when service requirements are met. In the case of performance based options, options become exercisable when there is a liquidity event, such as a change in control or sale or admission (listing as a public company or initial public offering (“IPO”)), and the employee, or consultant, must be providing services to the Company at the time of the event. Due to the Exchange, all options outstanding immediately prior to the event with a performance obligation requirement became vested and exercisable. Non-cash stock-based compensation expense for the year ended December 31, 2021 was $6,196 thousand (see also Note 11).
The estimated fair value of stock options at the grant date is determined using the Black-Scholes pricing model. The Black-Scholes option pricing model requires inputs such as the fair value of common stock on date of grant, expected term, expected volatility, dividend yield, and risk-free interest rate. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The Company records forfeitures when they occur.
Functional Currency and Operations
Prior to the Exchange, SmartKem Limited’s (“the predecessor’s”) functional currency was the British Pound Sterling (“GBP”), and the consolidated financial statements were presented in United States dollars (“USD”). The predecessor’s functional currency was the respective local currency of the primary economic environment in which an entity’s operations are conducted. The predecessor translated the consolidated financial statements into the presentation currency using exchanges rates in effect on the balance sheet date for assets and liabilities and average exchanges rates for the period for statement of operations accounts, with the difference recognized in accumulated other comprehensive income/ (loss).
The Company’s functional currency is the U.S. dollar (“USD”). The functional currency of the Company’s foreign operation is the respective local currency. Assets and liabilities of foreign operation denominated in local currencies are translated at the spot rate in effect at the applicable reporting date. The consolidated statements of operations and comprehensive loss are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized gain/loss is recognized as foreign currency translation as a component of other comprehensive income.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
As of December 31, 2021 and 2020, there were no material uncertain tax positions.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Contingent Liabilities
A provision for contingent liabilities is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. The Company is a party to certain litigation and disputes arising in the normal course of business. As of December 31, 2021, the Company does not expect that such matters will have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.
Offering Costs
Direct and incremental legal and accounting costs associated with the Company’s issuance of common stock and warrants are deferred and classified as a component of other assets on the consolidated balance sheet until completion of the issuance. Upon completion of the issuance, deferred offering costs are reclassified from other assets to equity in additional paid-in capital and recorded against the net proceeds received in the issuance. The deferred offering costs incurred as of December 31, 2020 were immaterial and no offering costs were capitalized. For the year ended December 31, 2021 $2,454 thousand of offering costs were recorded in additional paid-in capital.
For the year ended December 31, 2021, $1.329 million of direct and incremental costs associated with the Exchange were recorded as Transaction Expenses in the Consolidated Statement of Operations and Comprehensive Loss.
Segment Information
The Company has determined that it operates and reports in one segment, which focuses on the development of materials and processes used to make organic thin-film transistors (OTFTs) for the manufacture of flexible electronics. The Company’s operating segment is reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”). The Company’s CODM has been identified as its Chairman and Chief Executive Officer.
Basic and Diluted Loss Per Share
Basic and diluted net loss per share is determined by dividing net loss by the weighted average ordinary shares outstanding during the period. For all periods presented with a net loss, the shares underlying the ordinary share options and warrants have been excluded from the calculation because their effect would be anti-dilutive. Therefore, the weighted-average shares outstanding used to calculate both basic and diluted loss per share are the same for periods with a net loss.
The loss per share information in these consolidated financial statements is reflected and calculated as if the Company had existed since January 1, 2020. Accordingly, loss per share for all periods was calculated based on the number of shares retroactively adjusted for the exchange ratio determined in the reverse recapitalization (see also note 1).
The Company has 2,168,000 pre-funded common stock warrants outstanding as of December 31, 2021, which became exercisable on April 23, 2021 based on terms and conditions of the agreements. As the pre-funded common stock warrants are exercisable for $0.01, these shares are considered outstanding common shares and included in computation of basic and diluted Earnings Per Share as the exercise of the pre-funded common stock warrants is virtually assured. The Company included these pre-funded common stock warrants in basic and diluted earnings per share when all conditions were met on April 23, 2021.
The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be anti-dilutive:

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
	December 31,
	2021	2020
Options	1,953,882	1,810,749
Warrants	985,533	—
Total	2,939,415	1,810,749
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022. Management is currently evaluating the impact of these changes on the consolidated financial statements.
In May 2021, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in this update affect all entities that issue freestanding written call options (for example warrants) that are classified in equity. Specifically, the amendments affect those entities when a freestanding equity-classified written call option is modified or exchanged and remains equity classified after the modification or exchange. The amendments that relate to the recognition and measurement of EPS for certain modifications or exchanges of freestanding equity-classified written call options affect entities that present EPS in accordance with the guidance in Topic 260, Earnings Per Share. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Management is currently evaluating the impact of this guidance but does not expect this update to have a material impact on the Company’s consolidated financial statements.
In November 2021, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities about Government Assistance. The amendments in this update affect all business entities that account for a transaction with a government by applying a grant or contribution accounting model by analogy to other accounting guidance. The amendments in this Update require annual disclosures about: (1) Information about the nature of the transactions and the related accounting policy used to account for the transactions; (2) The line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item; and (3) Significant terms and conditions of the transactions, including commitments and contingencies. The amendments in this update are effective for all entities within their scope for financial statements issued for annual periods beginning after December 15, 2021. Management is currently evaluating the impact of this guidance but does not expect this update to have a material impact on the Company’s consolidated financial statements.
Reclassifications
Certain amounts in prior years’ consolidated financial statements have been recast and reclassified to conform to the current year’s presentation.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS:
Prepaid expenses and other current assets consist of the following:
	December 31,
	2021	2020
Prepaid rent	$58	$65
Prepaid utilities	51	30
Prepaid insurance	412	41
Prepaid administrative expenses	63	61
Prepaid technical fees	141	8
Prepaid consulting fees	27	—
VAT receivable	50	54
Total prepaid expenses and other current assets	$802	$259
As of December 31, 2021 and 2020, there was $217 thousand and $0, respectively, of non-current prepaid insurance related to directors’ and officers’ liability insurance that was included in the amounts above.
4.   PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment consist of the following:
	December 31,
	2021	2020
Plant and equipment	$1,633	$1,316
Furniture and fixtures	245	248
Computer hardware and software	26	26
	1,904	1,590
Less: Accumulated depreciation	(1,102)	(908)
Property, plant and equipment, net	$802	$682
Depreciation expense was $209 thousand and $197 thousand for the year ended December 31, 2021 and 2020, respectively, and is classified as research and development expense.
5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
Accounts payable and accrued expenses consist of the following:
	December 31,
	2021	2020
Accounts payable	$510	$227
Accrued expenses – lab refurbishments	131	132
Accrued expenses – technical fees	66	45
Accrued expenses – variable rent & utilities	20	67
Accrued expenses – audit & accounting fees	191	250
Accrued expenses – other	112	6
Credit card liabilities	10	6
Payroll and social security liabilities	383	128
Total accounts payable and accrued expenses	$1,423	$861

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
6.   LEASES:
The Company has operating leases consisting of office space, lab space, and equipment with remaining lease terms of 1 to 3 years, subject to certain renewal options as applicable.
There was no sublease rental income for the year ended December 31, 2021 and 2020. The Company is not the lessor in any lease agreement, and no related party transactions for lease arrangements have occurred.
The table below presents certain information related to the lease costs for the Company’s operating and finance leases for the periods ended:
	For the Year Ended December 31,
	2021	2020
Operating lease cost	$225	$175
Short-term lease cost	32	48
Variable lease cost	140	401
Total lease cost	$397	$624
The total lease cost is included in the consolidated statements of operations as follows:
	For the Year Ended December 31,
	2021	2020
Research and development	$373	$562
Selling, general and administrative	24	62
Total lease cost	$397	$624
Right of use lease assets and lease liabilities for our operating leases were recorded in the consolidated balance sheets as follows:
	December 31,
	2021	2020
Assets
Operating lease right of use assets	$154	$236
Total lease assets	$154	$236
Liabilities
Current liabilities:
Operating lease liability – current portion	$87	$217
Noncurrent liabilities:
Operating lease liability, net of current portion	28	20
Total lease liabilities	$115	$237
The Company had no right of use lease assets and lease liabilities for financing leases as of December 31, 2021 and 2020.
The table below presents certain information related to the cash flows for the Company’s operating leases for the periods ended:

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
	For the Year Ended December 31,
	2021	2020
Operating cash outflows from operating leases	$276	$157
Supplemental non-cash amounts of operating lease liabilities arising from obtaining right of use assets	$136	$—
The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating and finance leases as of the period ended:
	For the Year Ended December 31,
	2021	2020
Weighted average remaining lease term (in years) – operating leases	1.40	1.35
Weighted average discount rate – operating leases	6.07%	6.30%
Undiscounted operating lease liabilities as of December 31, 2021, by year and in the aggregate, having non-cancelable lease terms in excess of one year were as follows:
As of December 31, 2021
2022	$93
2023	22
2024	7
2025	—
2026	—
Thereafter	—
Total undiscounted lease payments	122
Less future minimum short-term lease payments	(3)
Less imputed interest	(4)
Total net lease liabilities	$115
7.   CONVERTIBLE NOTES AND NOTES PAYABLE:
Convertible Notes
The activity for the Company’s convertible notes during the years ended December 31, 2021 and 2020 was as follows:
	For the Year Ended December 31,
	2021	2020
Balance, beginning of year	$—	$7,280
Amortization of debt discount	—	25
Extinguishment of debt discount	—	6,767
Loss on conversion of note	—	9,344
Conversion of notes to equity	—	(23,630)
Foreign currency translation	—	214
Balance, end of year	$—	$—

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
On January 24, 2020, a Qualified Financing Event (as defined below) occurred when the Company received cumulative investment proceeds in excess of $4,600 thousand from the sale and issuance of common shares. The fair value of the Company’s common shares were $1.807011 per share. The 2018 BASF Venture Capital and Entrepreneurs Fund L.P. Notes (as defined below), 2018 Octopus Investment Limited Notes (as defined below), and the 2019 Octopus, EF, and Other Notes (as defined below) in the aggregate principal amount of $11,796 thousand were converted into 8,159,977 of common shares (at the discounted price of $1.45 per share), and the related unpaid and accrued interest totaling $1,063 thousand were also converted into 735,148 of A Ordinary common shares of the Company (at the discounted price of $1.45 per share). The Company recognized a loss on conversion of $5,470 thousand for the year ended December 31, 2020 related to the conversion of notes measured as the difference in carrying value of debt and accrued interest and the fair value of shares converted on the conversion date. As a result of the conversion, the Company also recognized the unamortized debt discount related to the beneficial conversion feature of $6,767 thousand as interest expense for the year ended December 31, 2020.
For the year ended December 31, 2020, the Company incurred an effective interest rate of 13.5% relating to convertible notes. There were no convertible notes outstanding as of December 31, 2021 and 2020. There was interest expense recognized based on the debt’s stated interest for the year ended December 31, 2021 and 2020 of zero and $43 thousand, respectively, relating to convertible notes. Additional interest expense related to the amortization of debt issuance cost was zero and $25 thousand for the year ended December 31, 2021 and 2020, respectively, for convertible notes.
Loss on the conversion of notes is included on the consolidated statements of operations and other comprehensive loss as loss on conversion of convertible notes payable. The amount displayed in the statements of operations and other comprehensive loss for the year ended December 31, 2020 is inclusive of the loss on notes in the amount of $9,344 thousand, loss on accrued interest in the amount of $1,046 thousand and offset by the gain on the extinguishment of derivative liability in the amount of $4,920 thousand (Note 8).
2018 BASF Venture Capital and Entrepreneurs Fund L.P. Notes
On April 18, 2018, the Company entered into a convertible note agreement (the “2018 BASF Venture Capital and Entrepreneurs Fund L.P. Notes”), with BASF Venture Capital (“BASF”) and Entrepreneurs Fund L.P. (“EF”) with an aggregate principal of $5,862 thousand. The 2018 BASF/EF Convertible Note was issued in three separate tranches on April 18, 2018, July 20, 2018, and December 28, 2018.
The 2018 BASF Venture Capital and Entrepreneurs Fund L.P. Notes and accrued but unpaid interest were convertible into the common share based on (i) fund raising at a price paid per Senior Share equal to the price paid per Senior Share by the investors on a Fund Raising at a discount to the per share price in the Fund Raising, (ii) sale of the company at a price per Senior Share of $16.39, or (iii) listing of the company on a publicly traded market at a price per Senior Share of $16.39. The principal amount shall accrue interest at a rate of 8% per annum, from the Issue Date up until the first anniversary of the Issue Date. Interest shall accrue on the principal amount at a rate of 15% per annum from, and including, the first anniversary of the Issue Date up until the notes are (i) converted, cancelled, repaid or redeemed or (ii) the longstop date. Accrued interest was to be calculated on the basis of a 365-day year for the actual number of days elapsed.
2018 Octopus Notes
On July 20, 2018 the Company entered into a convertible note agreement (the “2018 Octopus Investment Limited Notes”) with Octopus Investment Limited (“Octopus”) with an aggregate nominal amount of $2,622 thousand. The 2018 Octopus Convertible Note was issued in two separate tranches on July 20, 2018 and December 28, 2018.
The 2018 Octopus Notes and accrued but unpaid interest were convertible into the common shares based on (i) fund raising at a price paid per Senior Share equal to the price paid per Senior Share by the investors on a Fund Raising at a discount, (ii) sale of the company at a price per Senior Share of $15.10, or

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(iii) listing of the company on a publicly traded market at a price per Senior Share of $15.10. The principal amount shall accrue interest at a rate of 8% per annum, from the Issue Date up until the first anniversary of the Issue Date. Interest shall accrue on the principal amount at a rate of 12% per annum from, and including, the first anniversary of the Issue Date up until the notes are (i) converted, cancelled, repaid or redeemed or (ii) the longstop date. Accrued interest was to be calculated on the basis of a 365-day year for the actual number of days elapsed.
2019 Octopus, EF, and Other Notes
On June 26, 2019 the Company entered into a convertible note agreement (the “2019 Octopus, EF, and Other Notes”) with Octopus, EF, and various private investors with an aggregate nominal amount of $3,681 thousand. The 2019 Octopus Convertible Note was issued in two separate tranches on June 26, 2019 and September 23, 2019.
The 2018 Octopus, EF, and Other Notes and accrued but unpaid interest were convertible into the common shares based on (i) fund raising at a price paid per Senior Share equal to the price paid per Senior Share by the investors on a Fund Raising at a discount, (ii) sale of the company at a price per Senior Share of $0.001861, (iii) listing of the company on a publicly traded market at a price per Senior Share of $14.61, or (ii) any date following the first anniversary of the date the of the Instrument at a price per Senior Share of $11.19. The principal amount shall accrue interest at a rate of 10% per annum, from the Issue Date up until the notes are (i) converted, cancelled, repaid or redeemed or (ii) the longstop date. Accrued interest was to be calculated on the basis of a 365-day year for the actual number of days elapsed. The issuance of convertible notes with a beneficial redemption feature resulted in a debt discount of $2,608 thousand.
Notes Payable
On January 26, 2021, the Company entered into a term loan facility agreement for the amount of $738 thousand. The funds were available to be drawn on from the effective date of the agreement through to January 27, 2021. The Company drew down the full loan amount on January 26, 2021. The Company’s research and development tax credit was to be utilized as collateral. The Lender was to be paid immediately following payment of research and development tax credit from the United Kingdom’s HM Revenue and Customs. The final repayment was due six months from the agreement date, if the loan and any interest was not repaid in full prior to this date. The loan carried a monthly interest rate of 1.25%. The interest accrued daily and compounded monthly on the monthly anniversary of the draw down date of the loan.
For year ended December 31, 2021, the Company incurred an effective interest rate of 26.20% relating to notes payable. There were no notes payable outstanding during for the year ended December 31, 2020. The interest expense recognized based on the debt’s effective interest rate for year ended December 31, 2021 and 2020, was $19 thousand and zero, respectively, relating to notes payable. The Company repaid the note payable in full on March 2, 2021. There were no notes payable outstanding as of December 31, 2021 and 2020.
8.   DERIVATIVE ASSET:
The table below provides a summary of the changes in fair value of the derivative asset measured on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2021:
	For the Year Ended December 31,
	2021	2020
Balance, beginning of year	$—	$1,407
Loss on fair value of derivative asset included in earnings	—	(6,282)
Gain on extinguishment of derivative asset upon conversion	—	4,920
Foreign currency translation	—	(45)
Balance, end of year	$—	$—

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Embedded Conversion Features are separately measured at fair value, with changes in fair value recognized in current operations. The original values of the Embedded Conversion Features were recorded as a derivative asset with the offset as a debt premium to the Convertible Notes which is being amortized over the term of the Convertible Notes. During the year ended December 31, 2020, all outstanding convertible notes were converted into equity. The derivative asset was marked to market on the date of conversion and derecognized at conversion. The change in fair value of derivative asset included in earnings was $6,282 thousand for the year ended December 31, 2020. The gain on extinguishment of derivative asset upon conversion is $4,920 thousand and is recorded as an offset within the loss on conversion of convertible notes payable on the consolidated statements of operations and comprehensive loss.
There were no convertible notes outstanding during the year ended December 31, 2021, and no associated derivative asset during the year.
9.   COMMITMENTS AND CONTINGENCIES:
Legal proceedings
In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the consolidated financial statements.
Capital expenditure commitments contracted for but not yet incurred totaled $1,422 thousand and primarily consists of purchase commitments in the normal course of business for research & development services, communications infrastructure and administrative services.
10.   STOCKHOLDERS’ EQUITY:
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws do not provide for cumulative voting rights. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Dividends
The Company has never paid any cash dividends to shareholders and do not anticipate paying any cash dividends to shareholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.
Market Information
Quotations on our common stock on the OTC Market Group’s OTCQB® Market quotation system (“OTCQB”) commenced under the ticker symbol “SMTK” in February 2022. There was no trading of our common stock on the OTCQB or any other over-the-counter market prior to February 2022.
Preferred Stock
The Company currently has no shares of preferred stock outstanding, and the Company has no present plan to issue any shares of preferred stock. The board of directors has the authority, without

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.
Common Stock Warrants
On February 23, 2021, a total of 985,533 fully vested common stock warrants were issued to a vendor for financial advisory services provided in connection with the sale of the Company’s common stock . The common stock warrants are exercisable at a per share price of $2.00 until they expire on February 23, 2026. During the year ended December 31, 2021, no warrants issued to vendors for financial advisory services were exercised. The grant date fair value for these warrants of $0.91 per warrant for a total fair value of $896 thousand, was determined using the Black-Scholes options valuation model. The Company recorded the warrants at fair value, as both an increase and decrease in additional paid-in capital during the year ended December 31, 2021.
A summary of the Company’s warrants to purchase common stock activity is as follows:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Warrants outstanding at January 1, 2021	—	$—	—
Exercised	—	—	—
Forfeited or Expired	—	—	—
Granted	985,533	2.00	5.00
Warrants outstanding at December 31, 2021	985,533	$2.00	4.15
On February 23, 2021, a total of 2,168,000 pre-funded common stock warrants were issued to investors with an exercise price of $0.01 per share for total proceeds to the Company of $4,314 thousand. During the year ended December 31, 2021, no warrants issued to investors were exercised. The grant date fair value for these warrants of $1.99 is based on the stock price at issuance date of $2.00 less the exercise price of $0.01. The pre-funded common stock warrants have no expiration date and terminate upon exercise.
A summary of the Company’s pre-funded warrants to purchase common stock activity is as follows:
	Number of Shares	Weighted- Average Exercise Price
Pre-funded warrants outstanding at January 1, 2021	—	$—
Exercised	—	—
Forfeited or Expired	—	—
Granted	2,168,000	0.01
Pre-funded warrants outstanding at December 31, 2021	2,168,000	$0.01
The grant date fair value of common stock warrants is determined using the Black-Scholes option-pricing model. There was no public trading market for our shares before February 2022 and the Company estimates its expected stock volatility based on historical volatility of publicly traded peer companies. The following assumptions were used during the year ended December 31, 2021:

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Year Ended December 31, 2021
Expected term (years)	5 years
Risk-free interest rate	0.60%
Expected volatility	54%
Expected dividend yield	0%
There were no common stock warrants issued during the year ended December 31, 2020.
11.   SHARE-BASED COMPENSATION:
Prior to the Exchange discussed in Note 1, SmartKem Limited had stock option plans. SmartKem Limited stock options discussed below have been retroactively restated as options reflecting the exchange ratios established in the Exchange.
SmartKem Limited had issued Enterprise Management Incentive options (“EMI Options”) and non-tax-advantaged options ( “Unapproved Options”) to eligible employees, officers, non-employee directors and other individual service providers as a means for them to develop a sense of proprietorship and personal involvement in the development and financial success of SmartKem Limited and to encourage them to devote their best efforts to the business of SmartKem Limited, thereby advancing the interests of SmartKem Limited and its shareholders. Options were issued to certain employees and service providers under the investment agreement dated July 15, 2014, which provided for the grant of up to 175,292 options. On December 14, 2018, the Company entered into a written resolution, which allowed SmartKem Limited to grant up to 458,316 options.
SmartKem Limited adopted a new Investment Agreement (the “Agreement”) dated January 24, 2020, SmartKem Limited, by means of the Agreement, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of SmartKem Limited. The Agreement commenced on the January 24, 2020 and the Agreement is administered by Board of Directors. The maximum aggregate number of shares of common shares which may be issued under all Awards granted to Participants under the Agreement shall be 15% of SmartKem Limited’s issued capital shares. In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Agreement), unvested share options generally shall terminate and, with regard to vested share options, the exercise period shall be the lesser of the original expiration date or six months from the date continuous service terminates.
The Company has granted these share option awards to employees and consultants. Outstanding options generally expire 10 years after the grant date. Options are subject to vesting and, grantees become fully vested and exercisable when there is a liquidity event, such as a change in control or sale or admission (listing as a public company or initial public offering (“IPO”)), and the employee, or consultant, must be providing services to the Company at the time of the event.
During the year ended December 31, 2020, the Company granted 1,828,128 SmartKem Limited share options to employees and consultants. These options were either exercised or cancelled as a result of the reverse merger and recapitalization.
On February 23, 2021, the Company approved the 2021 Equity Incentive Plan (“2021 Plan”), in which a maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 2,275,000 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of the Company’s common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with 2022 fiscal year and ending on the Company’s 2031 fiscal year in an amount equal to the least of: 1) 2,275,000 shares of the Company’s common stock; 2) four percent (4%) of the

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year; or 3) such number of shares of the Company’s common stock as the administrator may determine.
As a result of the reverse merger and recapitalization, an aggregate of 402,586 options were issued during February 2021 under the 2021 Plan in consideration for the cancellation of the SmartKem Limited options that were outstanding. Of these options, 336,557 had an exercise price of $0.001 per share and 66,029 had an exercise price of $2.00 per share and all expire on the ten year anniversary of the grant date. These options were fully vested on the grant date.
During the year ended December 31, 2021, the Company has issued a further 1,707,326 options for employees, directors and consultants. The options vest over a period of four years, have an exercise price of $2.00 per share and expire on the ten year anniversary of the grant date.
Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common shares, and for share options, the expected life of the option, and expected share price volatility. The Company uses the Black-Scholes option pricing model to value its share option awards. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involves inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, the share-based compensation expense could be materially different for future awards. Options granted under the 2021 Plan for year ended December 31, 2021 were valued using the Black-Scholes option-pricing model with the following assumptions:
	Year Ended
	December 31, 2021	December 31, 2020
Expected term (years)	5 years – 6 years	0.46 years
Risk-free interest rate	0.3% – 1.2%	(0.7%) – 0.2%
Expected volatility	54% – 58%	58%
Expected dividend yield	0%	0%
In the absence of a public trading market of the common share, on each grant date, the Company develops an estimate of the fair value of the common shares underlying the option grants. The Company estimated the fair value of the common shares by referencing arms-length transactions inclusive of the common shares underlying which occurred on or near the valuation date(s). From February 2022, the Company’s common shares are publicly traded and the Company will no longer have to estimate the fair value of the common share, rather the value will be determined based on quoted market prices. The Company determined the fair value of common share using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and based in part on input from an independent third-party valuation firm.
The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The expected option term assumption is the contractual term, as the service period is implied under the practical expedient since the Company does not have sufficient exercise history to estimate expected term of its historical option awards.
The following table reflects share activity under the share option plans for the years ended December 31, 2021 and 2020:

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Fair Value at Grant Date	Aggregate Intrinsic Value (in thousands)
Options outstanding at January 1, 2020	160,317	1.18311	7.31	8.57245
Exercised	—	—
Cancelled	(86,967)	0.65226
Forfeited	(90,729)	1.25578
Granted	1,828,128	0.05051
Options outstanding at December 31, 2020	1,810,749	$0.06143	9.70	$3.46867	$
Exercised	(1,424,622)	0.01447
Cancelled	(405,936)	0.06452
Forfeited	(136,221)	0.00100
Granted	2,109,912	1.68113
Options outstanding at December 31, 2021	1,953,882	$1.72323	9.31	$1.12355		$465
Options exercisable at December 31, 2021	336,556	$0.39318	9.15			$465
Vested and expected to vest after December 31, 2021	1,953,882	$1.72323	9.31			$465
The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of our common shares at the end of the year for those options that had exercise prices lower than the fair value of our common shares.
The aggregate intrinsic value of options exercised during the years ended December 31, 2021 was $2.4 million. No options were exercised in the year end December 31, 2020. The total fair value of options vesting in the year to December 31, 2021 was $6.6 million. No options vested in the year to December 31, 2020.
The weighted-average grant-date fair value per share option granted for the year ended December 31, 2021 and 2020 was $1.14. and $0.04 respectively.
Stock-based compensation, including stock options and warrants is included in the consolidated statements of operations as follows:
	For the Year Ended December 31,
	2021	2020
Research and development	$2,982	$—
Selling, general and administrative	3,214	—
Total	$6,196	$—
As of December 31, 2021 there was $1.3 million of compensation cost related to non-vested stock option awards not yet recognized that will be recognized on a straight-line basis through the end of the vesting periods in September 2025. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
12.
INCOME TAXES

United States and foreign loss from operations before income taxes was as follows:
	For the Year Ended December 31,
	2021	2020
United States	$(5,039)	$—
Foreign	(12,087)	(23,133)
Loss before income taxes	$(17,126)	$(23,133)
A reconciliation of the statutory income tax rate to the Company’s effective tax rate consists of the following:
	For the Year Ended December 31,
	2021	2020
Taxes at domestic rate	21.0%	19.0%
Non-US statutory rates	(0.8)%	—%
Permanent items	(7.3)%	(1.9)%
Change in valuation allowance	(22.4)%	(9.4)%
Loss on conversion of note and associated interest	—%	(8.4)%
Statutory Rate Change	9.6%	—%
Other	(0.1)%	0.7%
Effective tax rate	—%	—%
Prior to the reorganization, domestic refers to UK tax jurisdiction and foreign refers to all non-UK tax jurisdictions.
The components of income tax provision/(benefit) are as follows:
December 31,
	2021	2020
Current
Federal	—	—
State	—	—
Foreign	—	—
Total Current	$—	$—
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total Deferred	—	—
Total	$—	$—
Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
	December 31,
	2021	2020
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$7,506	$3,931
Convertible notes payable discount and embedded derivative	—	—
Property plant and equipment	(190)	(129)
Other	229	14
	7,545	3,816
Valuation allowance	(7,545)	(3,816)
Deferred tax assets, net of allowance	$—	$—
The Company recorded a full valuation allowance against its net deferred tax assets as of December 31, 2021 and 2020. The Company considered the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In addition to the Company’s history of cumulative losses, the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Accordingly, a full valuation allowance has been provided against its net deferred tax assets. When the Company changes its determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.
As of December 31, 2021 and 2020, the Company had net operating loss carry-forwards of approximately $30,674 thousand and $20,691 thousand, respectively. The net operating loss carry-forwards were generated in the tax years from 2009 to 2021 with an unlimited carry-forward period. The Company has no uncertain tax positions, or penalties and interest accrued, that if recognized would reduce net operating loss carry-forwards or effect tax expense.
The Company files tax returns as prescribed by the tax laws in the Unites States and United Kingdom in which they operate. In the normal course of business, the Company is subject to examination by the federal jurisdiction based on the statute of limitations. As of December 31, 2021, open years related to the United Kingdom are 2020 and 2019.
The Company has no open tax audits with any taxing authority as of December 31, 2021.
13.   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Selling, general and administrative expenses are comprised of the following items:
	For the Years End December 31,
	2021	2020
Salaries and benefits	$5,366	$908
Rent and property tax expense	24	62
Insurance	486	—
Utilities	4	1
Sales and marketing	749	96
Legal and professional fees	1,132	625
Other selling, general, and administrative expenses	308	15
Total	$8,069	$1,707

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
14.   DEFINED CONTRIBUTION PENSION:
The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Pension cost is included in the consolidated statements of operations as follows:
	For the Years End December 31,
	2021	2020
Research and development	$98	$83
Selling, general and administrative	42	31
Total pension cost	$140	$114
As of December 31, 2021 and December 31, 2020 there were no amounts owed to the pension scheme.
15.   RELATED PARTY TRANSACTIONS:
On May 14, 2020, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummated a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. The Note was non-interest bearing unless an event of default occurred. As of December 31, 2020, the amount due under the note payable was $20,000. The maximum amount due under the note payable in the year ended December 31, 2021, was $47,500 which was repaid in full upon closing of the Exchange.
Prior to the closing of the Exchange, we used the office space and equipment of our management at no cost.
In addition to transactions and balances related share-based compensation to officers and directors, the Company incurred expenses of $65 thousand and $7 thousand, for the year ended December 31, 2021 and 2020, respectively, due to reimbursement of expenses and compensation for members of the Board of Directors. These expenses are recorded in selling, general & administrative in the consolidated statements of operations. As of December 31, 2021 and December 31, 2020, there was $18 thousand and zero, respectively, payable to members of the Board of Directors that are recorded in accounts payable and accrued expenses on the consolidated balance sheets.
During the year ended December 31, 2021, the Company reimbursed an owner for legal fees and other expenses as a result of the Exchange (see Note 1). The reimbursement of these fees for services resulted in an expense of $66 thousand for the year ended December 31, 2021 and there was zero payable as of December 31, 2021.
The Company obtained consulting services from an individual who is a family member of a Director of the Company. The consulting services resulted in an expense of $35 thousand for the year ended December 31, 2021 and there was zero payable as of December 31, 2021.
16.   SUBSEQUENT EVENTS:
Under the adjustment provisions of the 2021 Plan, on January 1, 2022 the number of shares of the Company’s common stock available for issuance under the 2021 Plan was increased by 1,022,172 or four percent (4%) of the total number of shares of Common Stock outstanding on December 31, 2021. After giving effect to the Evergreen Increase, the total number of shares of Common Stock that may be issued under Plan will be 3,297,172.

SMARTKEM, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
On January 27, 2022, we sold 1,000,000 shares of our common stock at a purchase price of $2.00 per share to Octopus Investors in accordance with the Octopus Letter Agreement, dated as of February 23, 2021, among the Company and Octopus Titan VCT plc and certain related parties.
In February 2022, 12,500 shares of our common stock were issued to a vendor in consideration for services to be provided.
Quotations on our common stock on the OTC Market Group’s OTCQB® Market quotation system (“OTCQB”) commenced under the ticker symbol “SMTK” in February 2022. There was no trading of our common stock on the OTCQB or any other over-the-counter market prior to February 2022.

1,000,000 Shares of Common Stock
PROSPECTUS
April 15, 2022